Exhibit 10.38

CONSTRUCTION AGREEMENT

Between

DENDREON CORPORATION

Owner,

- and -

THE HENDERSON CORPORATION

Contractor.

As of November 4, 2005

THIS AGREEMENT, made as of the 4th day of November, 2005, by and between DENDREON CORPORATION, having an office at 3005 First Avenue, Seattle, Washington, 98121 (“Owner”), and THE HENDERSON, having an office at 575 State Hwy. 28, Raritan, New Jersey, 08869 (“Contractor”).

W I T N E S S E T H :

WHEREAS, Owner intends to develop a therapeutic biotechnology processing facility at 220 Hanover Avenue, Hanover, New Jersey (the “Project”).

WHEREAS, Contractor has been advised that, under separate agreement, Owner has retained the services of Perkins & Will, to provide certain architectural services for the Project (the “Architect”); Affiliated Engineers NW, Inc. to provide certain engineering services for the Project (the “Engineer”); and AES Clean Technology, Inc., to provide certain design and build services for the clean room to be located within the Project (the “Design Builder” and collectively the Architect, Engineer and Design Builder shall be referred to as “Architect”) and such other required consulting engineers, design build professionals and Architects (the “Consultants”) as deemed necessary by Owner to prepare preliminary and final plans, specifications, working drawings and other construction documents for the Project (the final versions of which are hereinafter collectively referred to as the “Construction Documents”); and

WHEREAS, Contractor has been advised that, pursuant to this Agreement, Owner intends to retain the services of Contractor (a) to consult with Owner and Architect in the preparation of the Construction Documents and (b) to perform construction related services and to arrange for, monitor, supervise, administer and contract for the construction (collectively the “Work”) of all or any portion of the Project, all as more particularly set forth in Article II hereof; and

WHEREAS, Contractor desires to be retained by Owner to perform, or cause to be performed, the Work;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Contractor and Owner hereby agree as follows.

ARTICLE I

Contract Documents

1.01 The contract documents (collectively, the “Contract Documents”) shall consist of the following:

(a) This Agreement, including all the Exhibits annexed hereto and made a part hereof;

(b) The Construction Documents identified on Exhibit “A” hereto, and such other Construction Documents as may hereafter be prepared by Architect or Consultants and approved in writing by Owner;

(c) Any form of trade contractor approval letter as Owner may use to evidence its approval of the award of “Trade Contracts” to “Trade Contractors” (as such terms are defined in Section 8.01 hereof) (the “Trade Contractor Approval Letter”);

(d) Change Orders, Emergency Change Orders and Field Orders (as such terms are defined in Article XXIII hereof);

(e) The payment and performance bonds required to be provided by Trade Contractors in accordance with the provisions of Article XV hereof; and

(f) The Progress Schedule (as defined in section 7.01(k) hereof) to be initially prepared for the Work by Contractor and submitted to Owner for its approval in accordance with the provisions of Section 7.01(k) for the construction and Final Completion (as such term is defined in Section 6.01 hereof) of the Work, as the same may be updated, modified or extended, subject to Owner’s prior approval, in accordance with the applicable provisions of this Agreement. A copy of the preliminary schedule, as of the date of this Agreement, is attached hereto as Exhibit C.

1.02 The Contract Documents form the contract between Owner and Contractor. References in the Contract Documents to “the contract” or “this contract” shall be deemed to include all of the Contract Documents. References to “this Agreement” or “the Agreement” shall refer to this instrument, which is one of the Contract Documents.

1.03 The intent of the Contract Documents is to include in the Work all labor, materials and supplies, insurance, tools, equipment, permits (excluding building and site work permits which shall be paid for by Owner), licenses, taxes, approvals, transportation, testing and field surveying (customarily furnished by general contractors) and other services and items required in connection with the satisfactory performance, execution and Final Completion of the Work in accordance with the Contract Documents. Matters not expressly included in the Contract Documents but which are reasonably inferable therefrom shall be deemed included as a part of the Work. Controlled inspections, as required by any governmental authority, shall be provided by the Owner.

1.04 The Contract Documents are complementary and cumulative and what is called for by one shall be as binding as if called for by all.

1.05 Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

1.06 If any conflicts or ambiguities exist in or between the Construction Documents, the Construction Documents and any of the Contract Documents, or the Construction Documents and existing conditions at the Project Site, Contractor shall, immediately upon discovery of such conflict or ambiguity, bring the same to the attention of Owner for resolution. It is expressly understood and agreed that Owner, in consultation with Architect, shall be the interpreter of the Construction Documents and shall resolve any such conflicts and ambiguities. Any Work relating to any such conflict or ambiguity which is performed by Contractor’s own forces or any Trade Contractor after discovery by Contractor but before Owner has had a reasonable time to respond to or address such condition, as provided herein, shall be at Contractor’s or such Trade Contractor’s sole risk, cost and expense.

1.07 Modifications to parts of the Contract Documents are for the purpose of varying, modifying, rescinding or adding to the Contract Documents. All modifications should be read together with the portions of the Contract Documents to which they relate.

1.08 The drawings and specifications comprising the Construction Documents are complementary. Anything shown in any of the drawings and not mentioned in the specifications, or mentioned in any of the specifications and not shown in the drawings, shall have the same effect as if shown or mentioned in both.

1.09 A typical or representative detail indicated on the Construction Documents shall constitute the standard for workmanship and materials throughout corresponding parts of the Work, unless otherwise shown.

1.10 The layout of mechanical and electrical systems, equipment, fixtures, piping, ductwork, conduits, specialty items and accessories indicated on the Construction Documents is diagrammatic. The actual scope of the Work shall be carried out so as not to affect the architectural and structural integrity and limitations of the Project and shall be performed in such sequence and manner so as to avoid conflicts and provide clear access to all control points, including valves, strainers, control devices and specialty items of every nature related to such systems and equipment in conformance with all applicable codes; it being agreed Contractor shall not be liable or responsible for errors, omissions, or coordination deficiencies in, between or among the Construction Documents. Subject to the provisions of Section 29.01 hereof, if Contractor discovers or has knowledge of (i) conflicts in or the shop drawings, the coordination drawings or the Construction Documents, or (ii) any conflicts between existing conditions at the Site (which Contractor is aware of or by testing as agreed to by Owner) and the Construction Documents which, in Contractor’s opinion, are of a nature that may affect the architectural or structural integrity or limitations of the Project, Contractor immediately shall bring the same to the attention of Owner and Architect for resolution in the manner provided in Section 1.06 hereof. Any Work relating to any such conflict which is performed by Contractor or by any Trade Contractor after discovery but prior to the resolution of the same shall be borne by the responsible party in accordance with Section 1.06

ARTICLE II

Scope of the Work

2.01 Contractor shall perform all Construction services described in this Agreement in connection with the construction of the Work. The general scope of the Work, as initially reflected in the Construction Documents and as set forth in Exhibit A, will be developed into a detailed design and construction program and further refined as the preparation of the Construction Documents progresses so as to include, and further define, (i) the scope, parameters and anticipated timing for the Work, and (ii) Owner’s and Contractor’s understanding of the quality of the materials and workmanship required and expected. Contractor represents that (i) it has fully acquainted itself with the general design concept and scope of the Work, as reflected in the Construction Documents, (ii) it has visited the Project site and existing buildings, if any, including the location of adjacent structures and utilities, and is generally familiar with access to the Project site and with the observable condition of any existing buildings. Owner shall be responsible for obtaining all consents, licenses and easements required from adjoining property owners.

2.02 In addition to the services referred to in Section 2.01 hereof, Contractor, shall perform and furnish, or cause to be performed and furnished all labor, materials, plant, power, light, heat, water (to the extent that power, light, heat and water – and the equipment associated therewith – are not already otherwise available in the building and are necessary to perform the Work, in which case such utility costs shall be a Reimbursable Costs in accordance with Article IV herein ) , telephone, tools, supplies, equipment, services, transportation, scaffolding, permits, (excluding building and site permits which shall be paid for by Owner) licenses, supervision and shall provide all services, business administration, management, coordination and supervision, necessary for, or incidental to, the successful prosecution and Final Completion of the Work, including, but not limited to, all services, business administration, management, coordination and supervision of the services provided by AES and all other Trade Contractors in connection with the Project (the “General Conditions Work Items”) in the most expeditious and economical manner, consistent with best industry accepted standards, strict and complete compliance with codes and ordinances having jurisdiction over the Work, lawful construction practices and the interests of Owner relating to quality, timely economical completion of the Work, to the extent made known to the Contractor. The Work shall be performed and executed in a customary and workmanlike manner by qualified and efficient workers, in conformance with the Contract Documents and best industry trade practices.

2.03 Contractor agrees to furnish efficient business administration with emphasis on budget control, construction scheduling, coordination of the Work, supervision and Construction in an expeditious and economical manner consistent with the interests of Owner and shall assist Owner in developing and maintaining a climate of understanding and good will with all governmental and quasi-governmental agencies affected by the Project, the local communities adjacent to the Project site, proposed tenants and the public at large. Contractor shall require all Trade Contractors (as such term is defined in Section 8.01 hereof) to comply with Contractor’s instructions related to storage of materials and scheduling. Contractor shall generally advise and assist the Owner on all matters concerning the construction of the Project upon which the Owner requests advice and assistance and also about all matters concerning which Contractor, being familiar with the construction industry, might normally be consulted. All recommendations to be rendered by Contractor shall be in writing when requested, stating advantages and disadvantages and evaluating alternatives and shall be in sufficient detail to enable Owner to analyze such recommendations and make informed decisions with respect thereto. Without limiting the foregoing, Contractors’ obligations are more fully described herein.

2.04 Contractor accepts the relationship of trust and confidence established between it and Owner by this Agreement and covenants to Owner to furnish its best professional skill and judgment and to cooperate with Owner, Architect and Consultants in furthering the interests of Owner as made known to Contractor. Contractor understands that it is the Owner’s intent to construct the Project at a reasonable cost and in the most expeditious fashion given budgetary considerations. Accordingly, Contractor will devote its best efforts (consistent with the Project Budget and Schedule) toward (i)

maintaining the cost level of the Project at the lowest possible point consistent with good construction practices, (ii) carrying out Owner’s intent and direction of the Architect’s and Consultants’ Construction Documents and (iii) achieving the most rapid and efficient construction and completion of the Project. Contractor will use its best efforts to bring to the Owner’s attention any possibilities for savings that may present themselves during the course of Contractor’s performance under this Agreement and will confer with Owner periodically in order to determine whether there are any areas where, by design change or otherwise, costs may be reduced. Contractor shall not knowingly accept for its own account any trade discounts, except to the extent permitted by Article IX, or contributions, or deal with (or recommend that the Owner deal with) any firm in which Contractor has any financial or other interest, or undertake any activity or employment which would or could create a conflict of interest or compromise the Contractor’s judgment or prevent the Contractor from serving the best interests of the Owner. If Contractor shall become aware of any facts which are or may be in violation of the preceding sentence or shall have any financial or other interest in any firm with which the Owner is dealing or proposes to deal with in connection with the Project, Contractor shall immediately advise Owner thereof in writing. It shall be deemed a conflict of interest and a material breach of the terms of this Contract, for Contractor to knowingly employ at the Project, or knowingly recommend acceptance of bids from Trade Contractors employing, with respect to the Project, any relatives (including in-laws) of any of the officers or directors, or executives of the Contractor. Any breach hereunder shall entitle the Owner to terminate this Agreement upon seven (7) days’ prior notice.

ARTICLE III

Contract Sum and

Guaranteed Maximum Price

3.01 As consideration for the full and complete performance of the Work and all of Contractor’s obligations hereunder, Owner shall pay to Contractor a sum of money (“Contract Sum”) equal to the total of:

(i)	a fee (“Contractor’s Fee”) Contractor’s Fee includes all overhead (including home office personnel and expenses not otherwise reimbursable under Section 3.10 hereof) and profit;

(ii)	General Conditions, as provided in Section 3.03 and;

(iii)	Contractor’s Reimbursable Costs as defined in Article IV hereof.

provided, however, that except as expressly provided herein, the Contract Sum shall not exceed fifteen million dollars ($15,000,000) (the “Guaranteed Maximum Price” or “GMP”)

3.02 The Contractor’s Fee which includes all costs not otherwise identified in this Agreement and profit shall be a fixed fee of five hundred forty thousand dollars ($540,000) (“Contractor’s Fixed Fee”), plus, subject to terms of the Agreement, an additional one hundred twenty three thousand five hundred fifty five dollars ($123,555) for obtaining Substantial Completion by July 31, 2006 (“Contractor’s Substantial Completion Fee”) plus another one hundred twenty three thousand five hundred fifty five dollars ($123, 555) for achieving Substantial Completion for a Contract Sum not to exceed the GMP.

3.03 The Contractor’s General Conditions Costs, as approved in advance by Owner, which are more fully defined in Section 3.09 below are estimated at one hundred ninety five thousand dollars ($195,000).

3.04 Contractor acknowledges that the Documents identified on Exhibit “A” annexed hereto are incomplete and are being developed by Architect. However, Contractor represents that the documents in Exhibit “A” contain sufficient information so as to provide Contractor with an understanding of the scope of the Work and the level of finishes so as to enable Contractor to prepare the Preliminary Budget which will be provided to Owner upon completion.

3.05 Unless adjusted by Change Order pursuant to Article XXII below, in no event shall the Contract Sum exceed the Guaranteed Maximum Price.

3.06 In the event that the GMP is adjusted by Change Order as defined in Article XXII below, Contractor shall be entitled to a Contractors fee of the total of the actual Reimbursable Costs and actual General Conditions which are included in such Change Order with no mark-up for fee.

3.07 Payments on account of the Contractor’s Fee and General Conditions, shall be paid monthly, simultaneously with each progress payment made to Contractor under Article XI hereof. The proportion of the Contractor’s Fee earned at the date of any Application for Payment (as such term is defined in Section 11.01(a) hereof) shall be calculated as defined in Section 11.01 for the Work completed in such Application for Payment. All payments to Contractor shall be subject to the hold-back requirements set forth in Article 3.08 below.

3.08 Unless otherwise agreed to by Owner and Contractor, Owner shall make progress payments to Contractor pursuant to the provisions of Article XI hereof, subject to a hold-back on the Trade Contract Costs (hereinafter defined) (including payments to Trade Contractors for the performance of General Conditions Work Items pursuant to Trade Contracts) in an amount equal to ten percent (10%) of each such Trade Contractor Costs.

3.09 The General Conditions Costs shall include, but not be limited to, the following:

(a) Rates for the following classifications of personnel and who provide services in connection with the Work and for such time as is actually devoted to the Work, Project Executive, Project Manager, Project Engineer(s), Assistant Project Manager(s), Estimator(s), Project Superintendent(s), Assistant Superintendent(s), On-site Safety Coordinator, Mechanical/Electrical Project Manager(s) and Superintendent(s), Project Accountant(s), Timekeepers, Teamsters, Master Mechanics, Elevator Operators, Operating Engineers, laborers, personnel engaged (e.g. at shops or on the road) in expediting the production or transportation of materials or equipment, clerical and data processing personnel, estimators, schedulers and accountants;

(b) actual costs and expenses incurred in connection with telegrams, telephones (and charges), fax, messenger service, blueprinting, xeroxing, photographs, field office, trailers, correspondence and other similar petty cash items directly related to the Work; and

(c) Actual costs of all temporary structures and their maintenance, less the reasonable salvage value obtainable on such items which are used but not totally consumed in the performance of the Work; provided, however, that at Owner’s option and at its direction, Contractor either shall (i) deliver all such temporary structures to Owner, (ii) use reasonable efforts to sell the same for the account of Owner, or (iii) discard the same in the manner set forth in Section 6.06 hereof;

(d) Rental charges and maintenance expenses for any temporary structure necessary in connection with the performance of the Work, including the installation, erection, removal, transportation and delivery costs thereof;

(e) Rental charges of all machinery and equipment (exclusive of hand tools) used at the Project site and necessary in connection with the performance of the Work, together with costs incurred in the installation thereof, and the dismantling, removal, transportation and delivery of the same;

(f) Actual costs incurred by Contractor in performing General Conditions Work Items by Contractor’s own labor force or by Trade Contractors retained by Contractor to perform the same, provided such costs are not back-chargeable or deductible from any other Trade Contractor for any reason;

(g) license fees necessary for the performance of the Work, fines, violations or penalties and

(h) legal and accounting fees reasonably incurred in performance of the Work, excluding any legal and accounting fees incurred by Contractor (i) as a result of failure of Contractor (as opposed to Trade Contractors) to perform in accordance with this Agreement, or arising out of the negligence of Contractor or (ii) provided Owner has paid Contractor, wrongful failure of Contractor to pay any Trade Contractor, supplier or others in connection with the Project and (iii) arising out of or related to the negotiation of this Agreement.

ARTICLE IV

Reimbursable Costs

4.01 In addition to the Contractor’s Fee, and General Conditions payable hereunder, and Owner shall reimburse Contractor for the actual costs necessarily incurred by Contractor in the proper performance of the Work (hereinafter the “Reimbursable Costs”), which Reimbursable Costs shall be at rates not higher than those which are competitive and prevailing in the locality for work and services similar to the Work and shall be comprised of the costs listed in Subsections (a) through (f) hereunder:

(a) costs of freight, trucking and, subject to Owner’s prior written approval, the warehousing of materials required for the Work;

(b) payments made by Contractor for work performed and materials, supplies and equipment furnished pursuant to Trade Contracts and/or Purchase Orders (and Change Orders) approved by Owner in accordance with the provisions of this Agreement (“Trade Contract Costs”);

(c) Federal, State and local sales, use, excise, personal property and other similar taxes, if any, which may be required to be paid by Contractor in connection with the Work, except taxes applicable, directly or indirectly, to the Contractor’s Fee;

(d) actual costs reasonably and necessarily incurred due to an emergency, not compensated by insurance, affecting the safety of persons or property, except to the extent caused by Contractor’s negligence or Contractor’s intentional failure to comply with the terms of this Agreement. As a condition precedent to payment for such costs Contractor must give written notice to Owner within 48-hours after incurring such costs;

(e) premiums for insurance as required in Exhibit B.

(f) additional utility costs as per paragraph 2.02

4.02 Contractor shall use its best efforts to minimize the Reimbursable Costs incurred in the performance of the Work, consistent with the intent and purposes of this Agreement, sound business practice and the reasonable instructions of Owner.

ARTICLE V

Non-Reimbursable Costs

5.01 Except to the extent included in Section 3.09 or Article IV, Owner shall not reimburse Contractor for any of the following costs, all of which shall be borne by Contractor at its sole cost and expense:

(a) salaries or other compensation of any principals and branch office heads of Contractor.

(b) expenses of operating Contractor’s home and branch offices, including overhead and administrative expenses except to the extent that such expenses are reimbursable pursuant to the provisions of Section 3.09 or Article IV hereof;

(c) any part of Contractor’s capital expenses, including interest on capital employed in connection with the Work;

(d) (i) costs not reimbursed by insurance, due (x) to the negligent acts or omissions or willful misconduct of Contractor, or Contractor’s failure to perform its obligations under this Agreement or (y) from the violation by Contractor of any Federal, State or local laws, ordinances or statutes; (ii) casualty losses and related expenses sustained by Contractor in connection with tools, equipment, supplies and other personal effects owned or rented by Contractor; and (iii) any other costs which would have been insured but for the failure of Contractor to carry the insurance required to be carried hereunder or the failure of Contractor to comply with the requirements of any insurance carriers providing insurance coverage for the Project, as set forth in Exhibit B hereof;

(e) costs of uncovering, correcting or replacing defective Work which has arisen by reason of Contractor’s gross negligence or intentional breach of this Agreement or failure to properly supervise or coordinate the Work;

(f) losses, costs, and expenses (including attorneys’ fees and disbursements) incurred by Contractor in connection with, or as a result of, the occurrence of any event expressly provided for under the terms of this Agreement wherein Contractor agrees to indemnify and hold harmless Owner against such losses, costs and expenses (except Owner shall reimburse Contractor for legal fees incurred in discharging or bonding Trade Contractor mechanic’s liens as provided for in Section 3.10(i);

(g) General Conditions Costs which are back-charged to or are deducted from any Trade Contractor for any reason;

(h) costs incurred by reason of Contractor’s failure to comply with its obligations under this Agreement, including costs in the form of penalties, fines or other similar charges, as well as any and all costs incurred in contravention of laws, rules and regulations attributable to Contractor’s gross negligence;

(i) except as otherwise provided in Subsection 4.01 hereof, premiums for other insurance carried by Contractor;

(j) costs of any item expressly excluded from, or not expressly included within, the items referred to in Section 3.09 or 4.01 hereof; and

(k) costs of any item or expense which this Agreement provides are to be paid or borne by Contractor at its sole cost and expense.

ARTICLE VI

Schedule of the Work and Early Occupancy

6.01 Contractor shall commence the Work hereunder within ten (10) days of receipt and by Contractor of a Notice to Proceed and shall promptly and diligently perform its responsibilities hereunder such, so that the Work shall be (a) Substantially Completed (as defined herein) on or before July 31, 2006 (“Substantial Completion Date”), and (b) completed on or before the date which is ninety (90) days from the latest Substantial Completion Date (“Final Completion Date”), in each case as set forth in the Progress Schedule, subject to adjustments as hereinafter provided, including Contemplated Delays (as defined in Section 6.02 hereof).

The Work shall be deemed substantially completed (“Substantial Completion”) on the date when the Work shall be sufficiently completed and all of the following shall have occurred: (a) Owner may use and occupy the Project without interference for all of its intended uses, (b) only minor Punch List items (as such term is defined in Section 7.02(cc) hereof), if any, remain incomplete provided they do not interfere with such use and occupancy and (c) a temporary certificate of occupancy shall have been issued by the appropriate local governmental authority for such portion of the Work. The Work shall be deemed finally completed (“Final Completion”) on the date when the Work shall have been finally completed and Owner shall have received satisfactory evidence, that:

(a) all Work, including all items set forth on the Punch Lists (as defined in Section 7.02(cc)), has been fully and satisfactorily completed in a good and workmanlike manner, in conformance with the Contract Documents and in full compliance with all applicable laws, rules, requirements and regulations of all governmental authorities having jurisdiction over the Work;

(b) all final certificates of approval relating to the Work, including a Final Certificate of Occupancy of the entire Work and the contemplated uses of the Project, including, without limitation, all necessary certifications of any entity having jurisdiction thereof or any successor thereto, shall have been issued and delivered to the Owner unless the failure to secure said approvals is related to the design of the Project, and unless the inability to secure such certificates is beyond Contractor’s reasonable control; and

(c) all required receipts, releases of liens, affidavits, waivers, guarantees, warranties, bonds, as-built drawings and any other documents required under this Agreement or the Trade Contractors shall have been issued and delivered to Owner.

6.02 Anything contained in the foregoing provisions of this Article VI to the contrary notwithstanding, if and to the extent that there are hindrances to, or delays in, the performance of the Work by reason of Contemplated Delays (as such term is defined in this Section 6.02) and if Contractor demonstrates that the Work is actually hindered or delayed thereby, any Substantial Completion Date or the Final Completion Date, as the case may be, shall be postponed by the actual number of days attributable to each such demonstrated cause. For purposes of this Agreement, “Contemplated Delays” (a) shall be deemed to include delays or hindrances caused by (i) the acts or omissions of Owner and Architect (including Change Orders providing for an extension of time and suspensions of work pursuant to Article XXII below), as well as (ii) strikes, (iii) fire, (iv) acts of God, (v) acts of the public enemy, (vi) unavailability of, or inability to obtain, labor or materials by reason of shortages which affect the supply or availability of labor or materials, (vii) floods, (viii) rebellions, riots, insurrections or sabotage, (ix) labor disputes provided such disputes are beyond Contractor’s control and provided Contractor takes all responsible steps possible to remediate them, (x) Manufacturer’s inability to deliver completed product to the Project site unless such failure to deliver is caused by the negligence of Contractor, (xi) severe weather conditions, (xii) concealed conditions and Hazardous Materials, and (b) shall be recognized only if Contractor has used its best efforts to minimize the period of delay or hindrance by means which include, without limitation, seeking alternate sources of labor or materials or acceleration of the Work, but such efforts shall not require Contractor to incur any additional costs. If Contractor wishes to make a claim for an extension of the Substantial Completion Date or the Final Completion Date by reason of a Contemplated Delay, Contractor shall give notice (in accordance with the provisions of Section 29.08 hereof) to Owner of such claim within ten (10) days after knowledge of any Contemplated Delay, which notice shall set forth in detail the nature of each Contemplated Delay, the date or dates upon which each cause of delay began (and ended), the number of days of delay attributable to each such cause, and the action taken, or to be taken, by Contractor to minimize the period of delay if possible. Any such extension shall be deemed accepted by Owner only if reflected in a validly issued Change Order which acceptance shall not be unreasonably withheld or delayed.

6.03 In furtherance of the provisions of Sections 6.01 and 6.02 hereof, Contractor shall include in all Trade Contracts, whether for labor or materials or both, a provision entitling Contractor to terminate or cancel such Trade Contract in the event of a breach thereby by the Trade Contractor or any other occurrence or omission thereunder which would result in a delay in, or hindrance to, the timely progress of the Work.

6.04 Contractor shall notify Owner promptly if the Work will not be completed within the time provided for in the Project Schedule. If Contractor so notifies Owner, or if, in the opinion of Owner reasonably exercised, Contractor falls behind in the Project Schedule for any reason other than a Contemplated Delay, Contractor shall take appropriate action to improve the progress of the Work and shall, if requested by Owner, submit operational plans to demonstrate the manner in which the lost time may be regained if possible.

6.05 On or before the Substantial Completion Date, Contractor shall clear, or cause to be cleared, the Project Site and the Project of any debris, construction materials, rubbish, rubble, discarded equipment or spillage caused by Contractor or its Trade Contractors of solid or liquid waste in full compliance with all applicable environmental laws, shall remove all tools, construction equipment, machinery and surplus materials, and shall maintain the Project free of such items (attributable to Contractor’s work) until Final Completion. In addition, on or before the Substantial Completion Date, Contractor shall clean, or cause to be cleaned in broom clean condition the Project, as provided in the Construction Documents. If the Project or the Project site are injured or damaged by Contractor, in the course of Contractor’s cleaning or removal, Contractor, without increase to the Guaranteed Maximum Price, promptly shall repair and restore the portion thereof so damaged or injured to its condition immediately prior to such damage or injury in a manner satisfactory to Owner and Architect. If Contractor fails to undertake or cause the undertaking of the aforesaid cleaning, removal and repairs, in such event, the Owner may, at Owner’s sole option, avail itself of any of the remedies provided in this Agreement and, subject to giving 48 hours’ prior written notice to Contractor, Owner may also perform, or cause to be performed, the aforesaid cleaning, removal and repairs and, in such event, all additional expenses incurred by Owner in connection therewith, at Owner’s option, shall be reimbursed to Owner either (a) by Owner not paying Contractor monies then due or next becoming due from Owner to Contractor hereunder, or (b) by Contractor paying such amounts to Owner on demand, after rendition of a bill or statement therefor.

6.06 Prior to Substantial Completion of the Work, Owner or Owner’s designees shall have the right to use or occupy all or any portion of the Project or to install or cause the installation of furniture, furnishings and equipment therein, or to allow other contractors to perform tenant work, provided that such occupancy shall not materially interfere with Contractor’s performance of its obligations hereunder (including harmonious labor relations) and, provided further, that Owner or Owner’s designees, as the case may be, shall be liable for any delay, or personal injuries to, or death of, any person and for property damage, to the extent the same is caused by the acts or omissions of Owner or Owner’s designees, as the case may be, in connection with their aforesaid use or occupancy of the Project. Such use or occupancy by Owner or Owner’s designees shall not (a) constitute acceptance by Owner of any element of the Work or the space, systems, materials or equipment incorporated in the Project, (b) be construed as a waiver of any right or claim by Owner in connection with any Work, or (c) affect the obligations of Contractor or any Trade Contractor for any Work which is not in accordance with this Agreement, the respective Trade Contracts or the Contract Documents. Contractor shall continue performance of the Work in a manner which shall not unreasonably interfere with the aforesaid use, occupancy and operation by Owner or Owner’s designees. Contractor agrees that it shall not unreasonably interfere with, or object to, such use or occupancy by Owner or Owner’s designees and that it shall cooperate with Owner and any designated occupants to facilitate such early occupancy.

6.07 Owner and Owner’s designees shall have the right of access to the entrances, loading facilities and such other services as Contractor shall be using or providing to the Project. Such right of access shall be subject to the reasonable rules of Contractor, which rules (a) shall be for the sole purpose of coordinating such access and for observing all safety and precautionary measures, and (b) shall not hinder, prohibit or interfere with such access. In addition, Owner may require the use and operation of any completed heating, ventilating or air conditioning equipment at the time that Owner or Owner’s designees occupy or use any portion of the Project.

ARTICLE VII

Contractor’s Work

7.01 Pre-Construction Phase. Contractor agrees that during the pre-construction phase of the Work (the “Pre-Construction Phase”), it shall perform the following services:

(a) consult with Owner and Architect to ascertain Owner’s needs and goals and the requirements of the Work;

(b) thoroughly review all preliminary plans and specifications, and all revisions and additions thereto, for the purpose of preparing and submitting to Owner preliminary budgets (“Construction Budget”), to be in such form and contain such detail as required by Owner and which Construction Budget shall be revised as requested by Owner or more frequently if Owner so requires;

(c) provide assistance to, and cooperate with Owner and Architect in obtaining all necessary approvals of governmental authorities having jurisdiction over the Project;

(d) thoroughly investigate existing conditions at the Project Site and consult with and advise Owner and Architect concerning all materials and major design, building systems and construction elements to be incorporated in the Work, taking into consideration costs, availability, lead time for ordering materials, speed of construction and maintenance;

(e) review estimates, if any, of Architect and Consultants with respect to the costs of the Work;

(f) review the Construction Documents (but without assuming Architect’s responsibility for errors and omissions) as they are being prepared for the purpose of making recommendations, and make recommendations to Owner and Architect with respect to the following:

(i) the availability of labor, materials and supplies;

(ii) elimination of possible conflicts and/or overlapping jurisdictions among the various trades or overlapping responsibilities among Trade Contractors;

(iii) variations from customary construction practices and methods which, in the opinion of Contractor, may cause difficulties or occasion delay in the performance of the Work, it being expressly understood that by review of the Construction Documents under this entire paragraph, Contractor shall not thereby assume responsibility for design errors and omissions;

(iv) discrepancies and deficiencies in the Construction Documents, or between the Construction Documents and existing conditions at the Project;

(v) costs of labor, supplies, materials and equipment to be used in the performance of the Work;

(vi) unit prices and alternates;

(vii) required temporary and Project support facilities; and

(viii) construction economies through alternative methods, materials, or concepts, consistent with Owner’s requirements and sound construction practice;

(g) establish, implement and observe all safety, health and environmental protection measures during performance of the Work, consistent with the requirements of all applicable Federal, State and local laws, rules and regulations; submit to Owner, and periodically update, as necessary, appropriate or may be required, safety plans for the Project showing the manner in which the aforesaid measures are implemented; and designate a responsible person or persons of Contractor’s office organization, as site safety coordinator. The performance of such services by Contractor shall not relieve it or any of the Trade Contractors of their respective responsibilities for the safety of persons and property in compliance with this Agreement and all statutes, rules, regulations and orders applicable to the Work;

(h) in consultation with Owner and Architect, develop the most favorable way of bidding the Work, including, without limitation, the size and scope of each bid package, and dates of bidding and use of “fast-track” methods;

(i) make a labor survey, including an analysis of the costs, types and quality of labor required for the Work and a forecast of the availability thereof as and when needed, including a survey and schedule of the dates of all union labor contracts coming up for renewal during the projected period of construction;

(j) make recommendations regarding, and render assistance necessary for, the development and administration of an effective labor relations program for the Work and the avoidance of labor disputes during the performance of the Work and assist in negotiating any agreements with labor unions;

(k) in consultation with Owner and Architect and as expeditiously as is required for the orderly and timely completion of the Project, prepare and submit to Owner for its approval, a progress schedule for the performance of the Work, make such modifications thereto as Owner may reasonably request and, upon Owner’s approval of the same (which, subsequent to such approval is hereinafter referred to as the “Progress Schedule”), make no further modifications thereto without first in each instance obtaining Owner’s prior approval thereof. The Progress Schedule shall also (i) set forth a construction time schedule which identifies all major and critical components of the Project and the Work, including Architect’s preparation of design documents, all major and critical design details and all matters relating to Trade Contractors and Trade Contract awards, and which identifies Owner’s responsibilities, if any, with respect to the design documents, and (ii) from and after the date that the same is available, incorporate the information described in this Section 7.01. Contractor agrees that the Progress Schedule shall not be amended, modified or extended without Owner’s prior written approval;

(1) advise and make recommendations to Owner and Architect regarding the best order and sequence for the development of the Construction Documents;

(m) maintain written records of all communications with, and recommendations made to, Architect, and Architect’s responses thereto; make the same available for inspection by Owner at all times and promptly furnish to Owner copies of all correspondence between Contractor and Architect relative to the Work and the Project;

(n) advise and consult with Owner and obtain Owner’s approval of, Trade Contractors qualified to bid the various packages of the Work as well as methods of, and the form of, Trade Contract awards, and award Trade Contracts all in the manner set forth in Article VIII hereof;

(o) review with Trade Contractors all methods and materials that may be used in connection with the Work and make recommendations to Owner and Architect regarding changes, if any, to the Construction Documents;

(p) make a materials survey, including an analysis of all materials and equipment required for the Work and a forecast of the availability thereof as and when needed, including advice of any factors or potential occurrences then known by Contractor which might affect the future availability of such materials and equipment and coordinate all purchases of materials and equipment; and

(q) assist Owner in connection with the pre-purchasing of any long-lead materials and/or equipment to be incorporated in the Work.

Contractor agrees to perform such other and additional services similar in type and obligation to those listed above, prepare such other reasonably requested schedules, reports, budgets and other technical data, and attend such meetings during the Pre-Construction Phase as Owner may reasonably request in order to assist in the preparation of the Construction Documents, cost estimates, updated Progress Schedules and any other documents and instruments relative to the Work and the Project, to the end that Final Completion of the Work may be brought and maintained within the Guaranteed Maximum Price and Substantial Completion Date.

7.02 Construction Phase. Contractor agrees that during the construction phase (the “Construction Phase”) of the Work, which Construction Phase shall commence immediately upon Owner’s notification to Contractor that current tenant has vacated the Hanover, NJ facility and shall terminate on the date of Final Completion of the Work, it shall perform the following services:

(a) establish procedures for the orderly and expeditious performance and Final Completion of the Work in accordance with the terms of this Agreement; perform, or require to be performed, all Work necessary in connection therewith; establish procedures for administration of Trade Contracts; and maintain coordination among Trade Contractors;

(b) prepare Project site organization and lines of authority in order to carry out the Work on a coordinated basis;

(c) organize staff and assign personnel, as approved by Owner, to various areas to provide a positive and efficient means by which the Work may be controlled, coordinated and expedited;

(d) in consultation with Owner and Architect, update the latest Construction Budget prepared in the course of the Pre-Construction Phase, setting forth in such manner and detail as Owner may require, all anticipated costs of the Work for (i) all Trade Contractors performing labor or furnishing materials under Trade Contracts, other than Trade Contracts awarded solely for the performance of General Conditions Work Items, on a trade-by-trade and square foot basis, (ii) all of the Contractor’s personnel and labor referred to in Section 3.06(a) hereof, and (iii) all General Conditions Work Items, broken down on an itemized, line item basis, and segregated to reflect those portions of said General Conditions Work Items which are to be performed by Contractor and those portions which are to be performed by Trade Contractors; update monthly, in consultation with Owner and Architect, and submit to Owner for its approval, such Construction Budget, and make such adjustments thereto, including adjustments by reason of approved Change Orders and Emergency Change Orders, to keep Owner currently informed as to the anticipated aggregate Costs of the Work. Contractor agrees that if there exists any factor, event or occurrence of any kind which in Contractor’s opinion, inhibits or prevents the furnishing of accurate cost forecasts, then and in such event, Contractor promptly shall so advise Owner in writing;

(e) coordinate the scheduling of the Work;

(f) require submission of, and review, progress schedules of Trade Contractors and make adjustments to such schedules as appropriate in an effort to continue the expeditious Final Completion of the Work within the time periods set forth in the Progress Schedule;

(g) except as otherwise provided in Article XXIII hereof, obtain Owner’s written approval of any changes in the Work and any approvals or other documents necessary in connection therewith;

(h) conduct necessary job and coordination meetings, which job meetings shall be held not less often than weekly unless not required and which coordination meetings shall be held as required, and attend all such meetings;

(i) prepare agendas and detailed written minutes of each job and coordination meeting and furnish copies thereof to Owner and Architect;

(j) prepare and maintain Project record keeping system, including records of all changes in the Work necessitated by reason of Change Orders, Emergency Change Orders and Field Orders, Work progress schedules, daily manpower breakdown, shop drawing logs, material lists, records of all pertinent communications with, and recommendations made to, Architect and its responses thereto, and daily reports recording manpower breakdowns on a trade-by-trade basis with a description of the Work being performed each day by each trade, equipment and material deliveries, visitors, special occurrences, weather conditions, and other Work related information and make such on-Project Site records available for inspection to Owner (and, if required by Owner, to Architect and/or Consultants). In addition, copies of all correspondence pertaining to the Work shall be maintained by Contractor and shall be made available at all times to Owner;

(k) submit to Owner each month a “Job Progress Report” which shall describe the following: (i) the financial condition of the Work, including Trade Contract awards, Project modifications, anticipated cost summary and Change Order summary; (ii) construction status, including updated Progress Schedules with projected critical dates, status of job progress to date, current Work activity, projected Work activity for the following month and job photos; (iii) drawing status and (iv) any issues that may impact the above schedule and cost.

(1) require that Trade Contractors submit and assemble and review, brochures, guarantees, certificates of compliance and other agreements and instruments;

(m) obtain and review for constructability (but not as a substitute for Architect’s technical review) all shop drawings, samples and catalog cuts submitted by Trade Contractors and comment to Owner and Architect on their form and any significant inconsistencies between the shop drawings and the Construction Documents; and after Contractor shall so review said documents it shall promptly submit the shop drawings to Architect for review and approval. Architect shall review and return to Contractor all shop drawings and other submittals within ten (10) business days. After return of the shop drawings from Architect, review Architect’s comments to the shop drawings; and distribute them to the submitting Trade Contractor and all other affected parties so that the Work may be properly coordinated and implemented into the Project. Contractor shall not be responsible for design errors and omissions. Contractor shall use its best efforts to discover and resolve any conflicts between shop drawings submitted by Trade Contractors; Contractor acknowledges and agrees that as part of its obligations under this Agreement, Contractor and its Trade Contractors are to prepare and submit shop drawings and other submissions, conduct coordination meetings and prepare coordination drawings for the purpose of coordinating the work required of Contractor and its Trade Contractors. Owner shall require the attendance of Architect at coordination meetings, when requested by Contractor. This process, in part, is intended to recognize and resolve design conflicts in advance of fabrication and installation of the various components of the Work. Contractor agrees that it shall expeditiously and thoroughly prepare and submit shop drawings and conduct and conclude the coordination effort at the earliest possible time so as to facilitate the recognition and resolution of conflicts, including errors in the Construction Documents, such that any adverse effects on the progress of the Work are avoided to the fullest extent reasonably possible. Similarly, the proposal of substitutions in accordance with Article XXIII of this Agreement shall be conducted at the earliest possible time. Nothing herein shall relieve Contractor from its own failure to comply with its obligations with respect to shop drawings, samples and catalog cuts;

(n) at the Project Site, on a current basis:

(i) maintain, and make available to Owner, Architect and/or Consultants, copies of any records with respect to Trade Contracts, shop drawings, samples, operating manuals, the Construction Documents, equipment and any and all other related documents and any revisions to any of the foregoing which may arise out of, or be related to, this Agreement;

(ii) maintain and provide, and make available to Owner, Architect and/or Consultants, progress photos taken on a monthly basis according to a plan, as previously approved by Owner; and

(iii) upon final completion of the Work, deliver to Owner copies of a complete set of marked “as-built drawings”, with respect to mechanical, electrical and plumbing showing the Work, as actually completed, together with copies of all operating instructions and maintenance manuals (bound and indexed); and

(o) establish and coordinate with Owner a system for processing, expediting and administering all Trade Contracts for the purchase of materials, supplies and equipment. Manage the procurement and delivery of critical materials to the Project Site and coordinate the deliveries with the progress of the Work;

(p) notify Owner and Architect of the progress of the Work, and advise Owner, in accordance with the provisions of Article VI hereof, of any delays or serious potential delays which may affect Substantial Completion of the Work and of Contractor’s recommendations regarding such delays;

(q) inspect and coordinate the work of all Trade Contractors, enforce the terms of their respective Trade Contracts and enforce strict discipline and good order among all Trade Contractors in an effort to see that the Work is performed in accordance with the terms of such Trade Contracts, the Contract Documents, recognized trade standards and the applicable laws, rules and regulations of governmental authorities having jurisdiction over the Work and endeavor to guard Owner against any delays, increased costs and defects and deficiencies in the Work. In connection with the foregoing, Contractor shall (i) require any Trade Contractor to stop the performance of any Work which Contractor observes is not in compliance with the requirements of its respective Trade Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (ii) reject and require to be corrected, those portions of the Work which Contractor discovers does not conform to the requirements of the applicable Trade Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (iii) inspect all materials, supplies and equipment delivered or installed in connection with, or pursuant to, any Trade Contract in an effort to determine that the same are in compliance with the requirements of the applicable Trade Contract, the Contract Documents, recognized trade standards and the laws, rules and regulations of all governmental authorities having jurisdiction over the Work and reject and require replacement of all non-conforming materials, supplies and equipment; and (iv) not employ on the Work any person or Trade Contractor unfit for or unskilled in the assigned task and, remove such unfit or unskilled employee or such Trade Contractor from the Project site;

(r) arrange for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly;

(s) use best efforts to resolve disputes between Trade Contractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Work;

(t) arrange for the storage of all materials, supplies, systems and equipment provided in connection with the performance of the Work;

(u) maintain the Project site in a safe and orderly fashion and provide Project site clean-up of the Work on a regular basis during the course of construction, and also upon Substantial Completion and Final Completion, as provided in this Agreement;

(v) enforce the implementation of necessary safety, health and environmental protection measures (as required under Subsection (g) of Section 7.01 hereof) during the performance of the Work, which shall include, without limitation, the erection and maintenance of all reasonable safeguards and the posting of danger signs and other warnings against hazards, conduct inspections and require that all Trade Contractors comply with all Federal, State and local safety, health, equal opportunity and environmental protection and other requirements, laws, rules and regulations as well as all necessary safety, health and environmental protection measures as provided herein applicable to the Work;

(x) prepare a schedule of values and Applications for Payment in a form reasonably approved by Owner; determine, prior to the submission of each Application for Payment, whether and to what extent the sums requested herein are due and payable; and certify to the best of Contractor’s knowledge, information and belief the same to Owner;

(y) make recommendations with respect to any changes Contractor may consider necessary or desirable in connection with the Work (including, but not limited to, events of force majeure or Contemplated Delay), it being understood and agreed that, except as otherwise provided in Section 23.05 and 23.06 hereof, no changes to the Contract Documents may be made in connection with the Work without the prior written approval of Owner;

(z) issue to Trade Contractors (i) all Change Orders approved by Owner, and (ii) all Emergency Change Orders and Field Orders in the manner and in accordance with the provisions set forth in Article XXIII hereof;

(aa) with respect to portions of the Work to be performed pursuant to a Change Order, an Emergency Change Order, or a Field Order, on a time and material, unit-cost or other similar basis, keep and require the keeping of records and computations thereof and maintain accurate cost accounting records, and provide copies thereof to Owner;

(bb) review all Trade Contractors’ insurance documents for compliance with the provisions of their respective Trade Contracts. Inform Owner of any deficiencies in said coverage;

(cc) assist Owner in determining when Substantial Completion of the Work has taken place; subsequent to Substantial Completion of the Work, prepare (in consultation with Architect) lists of incomplete or unsatisfactory Work (“Punch Lists”) and perform or cause to be performed, and supervise all work necessary to complete the items set forth on the Punch Lists; provided, however, that the failure to include any element of the Work on such Punch Lists shall not alter the responsibility of Contractor and/or Trade Contractors to complete the Work in accordance with the Contract Documents; and subsequent to the completion of all items set forth on the Punch Lists items and any other unfinished portions of the Work, provide written notice to Owner, Architect (and if requested by Owner, to Engineer and/or Consultants), that the Work has reached the stage of Final Completion and is ready for final inspection;

(dd) assist Owner’s maintenance personnel in the initial start up, testing and operation of the Work and all systems comprising a portion of the same;

(ee) prior to making final payment under any Trade Contract, (i) prepare a Trade Contract status summary indicating its financial status, complete with a summary of all approved Change Orders and payments made to date, and (ii) secure and deliver to Owner all required guarantees, affidavits, releases of liens, waivers, certificates, consent of any surety to final payment, as-built drawings, maintenance manuals, operating instructions and other documents required to be delivered under this Agreement in connection with the Work; and

(ff) as part of fee and/or General Conditions Costs secure and deliver to Owner all governmental consents, approvals, licenses and permits customarily obtained by a Contractor performing services and functions similar to the services and functions being performed by Contractor hereunder, including, but not limited to, a temporary certificates of occupancy unless the failure to obtain the temporary certificate of occupancy is not due to any fault of Contractor, its Trade Contractors or anyone for whose acts they may be liable; it being expressly understood that the making of final payment by Owner to Contractor hereunder shall be conditional upon the deliverance by Contractor of the foregoing to Owner unless the failure to obtain any of the above is due to causes beyond the reasonable control of Contractor.

7.03 [Intentionally omitted.]

7.04 (a) Contractor and all Trade Contractors shall warrant and represent that all materials and equipment incorporated in the Work shall be new and that the Work shall be of good quality, free from improper workmanship and defective materials and in strict conformance with the Contract Documents, and all applicable laws, rules, requirements and regulations of any governmental authorities having jurisdiction over the work, including the requirements of the Board of Fire Underwriters or any successor thereto. All Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective; provided, however, that if the Work does not comply with the aforesaid laws, rules, requirements and regulations by reason of the fact that the Construction Documents do not so comply and Contractor had no knowledge of such non-compliance, nothing herein shall be deemed to shift any liability on account of such non-compliance from Architect to Contractor. This warranty is not limited by the provisions of Section 7.04(b) hereof;

(b) Contractor and all Trade Contractors shall guarantee all Work or portion thereof for a period of one (1) year after the earlier of Substantial Completion of the Work or beneficial or occupancy or any portion thereof or such longer period as prescribed by the Construction Documents. In the event the Work or any portion thereof is found defective or not in accordance with the Contract Documents, within such time period, Contractor shall require the appropriate Trade Contractor to correct it promptly after written notice from Owner to do so unless Owner has previously given written acceptance of such condition. Owner shall give such written notice promptly after discovery of the same. All warranties/guarantees for longer than one year shall be assigned to Owner who shall enforce directly without recourse to Contractor;

7.05 If conditions are encountered at the site which are (i) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (ii) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly upon knowledge thereof or before conditions are disturbed.

ARTICLE VIII

Trade Contracts

8.01 Contractor shall provide to Owner, for Owner’s review and approval, a list of prospective bidders for each trade, wherein the Owner may add to or delete from such list subject to Contractor’s reasonable approval. Contractor shall conduct, together with Owner and/or Architect, pre-bid conferences to inform prospective bidders of bid requirements and to answer questions concerning such requirements. Contractor shall obtain bids for each trade contract from an appropriate number of pre-qualified bidders so as to obtain the most reasonable price for acceptable work. If the low bid for any bid package exceeds the Contractor’s budget line item price, one of the following procedures, subject to Owner’s prior approval, shall be followed:

i.	Contractor may reject all bids and issue a revised invitation to bid, prepared by the Contractor.

ii.	Contractor may negotiate with the low bidder to reduce the price of the bid package to a cost not exceeding the budget line item price.

iii.	Contractor may recommend award of a contract to the low bidder for a price exceeding the budget line item.

Contractor shall submit for approval by Owner, an evaluation of bids and a recommendation of a bid package. After Owner’s approval is granted, Contractor shall award the separate contract as required to provide all labor and materials for construction of the Project. Each trade contract awarded by Contractor shall be a separate agreement awarded on the basis of competitive bids or negotiation if bidding is impracticable. The relationship of Contractor to each trade contractor shall be the same as that of a general contractor to a subcontractor.

8.02 Each Trade Contract shall require that all Work performed or materials, supplies or equipment furnished pursuant thereto shall comply with the Contract Documents, the building permit and the trade standards, laws, rules, regulations and requirements of all governmental authorities having jurisdiction over the Work. It is expressly understood and agreed that no portion of the Work shall be performed, and no materials or equipment required on account of the Work shall be furnished, by any Trade Contractor unless and until a Trade Contract for the same is entered into between Contractor and the Trade Contractor in question in accordance with the provisions of Section 8.01 hereof and a copy thereof is delivered to Owner, unless Owner expressly waives, in each instance, the requirement that the same be delivered as aforesaid.

8.03 It is expressly understood and agreed that, except as otherwise provided in Section 15.01 hereof, each Trade Contract to be entered into by Contractor in connection with the Work shall

(a) require the Trade Contractor with a contract in excess of $500,000 to obtain and execute, unless expressly waived in writing by Owner in each instance, payment and performance bonds which shall be made a part hereof, and (b) contain the following:

(i) provisions for a retainage of ten percent (10%);

(ii) an obligation on the part of the Trade Contractor promptly to repair, at no additional cost to Owner, any latent defects and to replace any defective materials, supplies or equipment, provided that notice thereof is given within one (1) year (or such shorter or longer period as may be contained in the Trade Contract in question approved by Owner) after Substantial Completion of the Work, or should this Agreement and the applicable Trade Contract be sooner terminated by Contractor or Owner, within one (1) year (or such shorter or longer period as may be contained in the Trade Contract in question) after the date of such termination, to the extent that the same were incorporated in the Work prior to the date of such termination;

(iii) a requirement that each Trade Contractor provide and maintain in full force and effect, until final payment is made under its Trade Contract, the insurance more particularly described in the approved Trade Contract; and

(iv) a provision that if this Agreement is terminated by Owner pursuant to Article XIV hereof for cause, the Trade Contract, at the option of Owner, shall be assigned by Contractor to Owner or such entity or entities as Owner may direct and, in such event, the assignee shall assume all of Contractor’s liabilities thereunder arising from and after the date of such assignment; provided, however, that nothing contained herein shall be deemed to release Contractor from liability to such Trade Contractor or to Owner or such other entity or entities with respect to claims arising prior to the date of such termination.

ARTICLE IX

Discounts, Rebates and Refunds

With submission of Contractor’s monthly Application for Payment, Contractor is obligated to inform Owner of any cash discounts which are anticipated in the upcoming pay period. All cash discounts shall accrue to Owner provided Owner makes payment to Contractor within the period necessary to secure such discounts. Contractor promptly shall inform Owner of the availability of all cash discounts so as to afford Owner the opportunity to obtain the same. All trade discounts, rebates, refunds and gratuities, if any, and all returns from the sale of surplus materials and equipment shall accrue to Owner and Contractor shall take such steps as are necessary to insure that Owner receives all of the foregoing.

ARTICLE X

Accounting Records

Contractor shall monitor delivery to the Project site of all materials, equipment and supplies used in connection with the Work or incorporated in the Project, shall check all labor performing Work and shall keep full and detailed accounting records and procedures in an effort to provide the proper financial management of the Work. Owner and Owner’s representatives shall have access to, and shall have the right to audit, upon reasonable notice by Owner and for a period of three (3) years after Substantial Completion, all of Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the performance of the Work and the construction of the Project and Contractor shall (i) preserve all such records for a period of six (6) years after Substantial Completion of the Work, and (ii) if requested by Owner, no later than ten (10) days prior to the expiration of such six (6) year period, deliver to Owner, at Owner’s cost copies of all or any portion of such records.

ARTICLE XI

Applications for Payment

11.01 Owner shall make progress payments to Contractor at monthly intervals for reimbursement of the costs incurred by Contractor during the Construction Phase in the performance of the Work and in payment of Contractor’s Fee and Reimbursable Expenses and General Conditions in accordance with the following procedures, which procedures may be amended at the request of the Owner:

(a) on or before the first (1st) day of the calendar month following commencement of the Work and on or before the first (1st) day of each calendar month thereafter, Contractor shall submit to Owner, if required, for review and certification, an application for partial payment (the “Application for-Payment”), in form satisfactory to Owner setting forth in complete detail (i) the portion of Reimbursable Costs incurred by Contractor in connection with the Work during the immediately preceding thirty (30) day period for which Contractor is to be reimbursed as provided in Article IV hereof, and (ii) the amount of Contractor’s Fee and General Conditions attributable to the percentage by which the Project has been completed as of the date of such application for partial payment minus the cumulative portion of such percentage which was paid by Owner to Contractor during previous months. To the extent allowed by Owner under Article XXI hereof, any materials which are stored but have not been incorporated into the Project shall be listed separately on each Application for Payment. Owner shall have the right to require that any or all Applications for Payment be accompanied by such documents (including written releases of lien from Contractor and/or Trade Contractors) as Owner may require to evidence that title to the equipment or materials incorporated, in the Project, or pre-purchased as provided in Article XXI hereof, is unencumbered;

(b) Each Application for Payment shall constitute a representation by Contractor that to the best of Contractor’s knowledge, information and belief: (i) the partial payment then requested to be disbursed has been incurred by Contractor on account of the Work or is justly due to Trade Contractors on account thereof, (ii) the materials, supplies and equipment for which such Application for Payment is being submitted have been installed or incorporated in the Project, or have been stored at the Project Site or at such off-Project Site storage locations as shall have been allowed by Owner hereunder; (iii) the materials, supplies and equipment are not subject to any liens or encumbrances, (iv) no mechanic’s, laborer’s, vendors, materialman’s or other liens have been filed in connection with the Project or any of the materials, supplies or equipment incorporated therein or purchased in connection thereto, or if such lien has been filed and served upon Contractor a statement to that effect and (v) the Work which is the subject of such Application for Payment has been performed in accordance with the Contract Documents;

(c) on or before the twentieth (20th) day after Owner’s receipt of the Application for Payment, and upon Owner shall pay to Contractor an amount equal to the amount approved by Owner, less a hold-back set forth in Section 8.03(i) hereof, of the Trade Contract Costs (including payments to Trade Contractors for the performance of General Conditions Work Items pursuant to Trade Contracts) with input by Architect, and the Contractor’s Fee and General Conditions without any retention. (With approval from Owner, Contractor may release Trade Contractor retention on a trade by trade basis upon final completion of a given Trade’s work.) Contractor shall process and make payments for all obligations to Trade Contractors which are covered by the Application for Payment so paid by Owner within five working (5) days of receipt of payment from Owner. This provision is strictly for the benefit of Owner in order that satisfactory morale and relations with Trade Contractors be maintained and shall not under any circumstances confer any right upon any third party. This provision shall be waivable by Owner, in writing, in its absolute discretion;

(d) Within thirty (30) days following Substantial Completion of any portion of the Work and submission of an Application for Payment therefor by Contractor, Owner shall pay to Contractor an amount equal to the balance remaining unpaid, less retention as set forth in Article 3.07 or, at Owner’s election, such lesser amount with respect to any Trade Contract as Owner may determine, necessary to complete Punch List items and replace defective work. Said Application for Payment shall also be accompanied (i) by written releases, executed by each Trade Contractor receiving final payment under their respective Trade Contracts, waiving their right to file any mechanic’s, vendors, laborer’s, materialman’s or other liens against the Project, and (ii) by such other certificates, as-built drawings, maintenance manuals, operating instructions, permits and other documents or instruments required to be delivered to Owner at Final Completion of the Work under this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that if, at any time after any of the hold-back with respect to a particular Trade Contract is released, any lien or claim is filed against the Project which relates to work performed or materials, supplies or equipment furnished by such Trade Contractor or its sub-Trade Contractors, Owner, at its option and provided Contractor does not bond or otherwise discharge such lien within thirty (30) days, shall be entitled either (x) to hold back from the sums then due or next becoming due to said Contractor an amount equal to all costs and expenses to be incurred in causing such lien or claim to be discharged of record, including, without limitation, attorneys’ fees and disbursements, or (y) to require that Contractor immediately discharge the same of record, at its sole cost and expense, except as provided in Section 4.01(h), by payment, bonding or otherwise, or (z) to require that Contractor pay to Owner, on demand, the amount necessary to cause such lien or claim to be discharged of record, together with all costs and expenses incurred by Owner in connection therewith, including, without limitation, attorneys’ fees and disbursements;

(e) Within thirty (30) days following Final Completion of the Work, and upon submission of a final Application for Payment therefor by Contractor (accompanied by all as-built drawings, certificates, releases of lien and other documents and instruments not theretofore delivered to Owner as required under Sections 6.01 and 7.02, hereof) Owner shall pay to Contractor an amount equal to the aggregate of the balance remaining unpaid to Contractor on account of Reimbursable Costs and the Contractor’s Fee and General Conditions Costs, the balance of any amounts held back under each Trade Contract. In addition, upon review and confirmation that Contractor has not exceeded the GMP, Owner shall pay to Contractor Contractor’s GMP Compliance Fee. The acceptance by Contractor of final payment following Final

Completion of the Work shall constitute a waiver of all those claims of which Contractor had knowledge unless the same is set forth in writing and identified by Contractor in the final Application for Payment as unsettled at the time of Final Completion; any claim so identified in the final Application for Payment shall survive only for a period of one (1) year, as set forth in Article XXIX hereof; and

(f) Anything contained in this Agreement to the contrary notwithstanding, Owner, in its judgment reasonably exercised, may withhold from any payment due or to become due to Contractor any amount which Owner, in its good faith opinion, deems sufficient to reimburse Owner for its expenditures for the account of Contractor and to secure Owner’s remedies in consequence of any default or breach by Contractor under this Agreement.

11.02 No payment by Owner (other than Final Payment) of any Application for Payment shall constitute acceptance by Owner of Work completed or material stored, and no such payment shall be construed as a waiver of any right or claim by Owner in connection with such Work or stored material.

ARTICLE XII

Assignment

12.01 Contractor shall not assign this Agreement or the performance of all or any of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. The provisions of this Section 12.01 may not be waived or otherwise modified except by a written instrument executed by Owner.

12.02 This Agreement shall be freely assignable by Owner without the consent of Contractor, any person or entity. If Owner shall assign this Agreement as aforesaid, Contractor agrees that it shall deal with such assignee in the place and stead of Owner and that it shall perform all of its obligations under this Agreement and perform and complete the Work in the manner required by this Agreement if Owner is not in default or if assignee cures the existing default. In such event, such assignee or other may, among other things, use the Contract Documents without payment of any additional fees or charges and may enforce the obligations of Contractor hereunder with the same force and effect as if approved assignee assumes the obligations and liabilities of Owner. Upon such assignment and assumption by the assignee, Owner shall be released from all of its payment and other obligations and liabilities hereunder. Contractor shall certify, in the form reasonably required by any such assignee, that the undertakings contained herein as to the obligations in favor of such assignee or other approved assignee shall run in favor of such assignee.

ARTICLE XIII

Liens and Claims

13.01 If, at any time, there is any lien or claim of any kind whatsoever filed against the Project by a Trade Contractor or anyone claiming under or through Contractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall have paid or reimbursed Contractor, and Contractor shall not have reimbursed such Trade Contractor or other person or entity, then, Contractor shall, within thirty (30) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record by bonding or otherwise as a General Conditions expense as provided in Section 3.01.

13.02 If, at any time, there is any lien or claim of any kind whatsoever filed against the Project by a Trade Contractor or anyone claiming under or through Contractor or a Trade Contractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall not have paid or reimbursed Contractor by reason of Owner’s proper exercise of its right to withhold payment to Contractor under the applicable provisions of this Agreement, then, Contractor shall, within thirty (30) days after notice from Owner, cause such lien or encumbrance to be cancelled and discharged of record by bonding or otherwise, at Owner’s sole cost and expense.

13.03 If any lien required to be removed pursuant to Sections 13.01 and 13.02 hereof is not cancelled and discharged of record as aforesaid, Owner shall have the right to take such action as Owner shall deem appropriate (which shall include the right to cause such lien to be cancelled and discharged of record by bonding or otherwise, and in such event, all costs and expenses incurred by Owner in connection therewith (including, without limitation, premiums for any finance furnished in connection therewith, and reasonable attorneys’ fees and disbursements) shall be paid by Contractor to Owner on demand, or at the option of Owner, deducted from any payment then due or thereafter becoming due from Owner to Contractor in accordance with the provisions of this Agreement.

13.04 All of the above actions shall be conducted in accordance with lien laws in the state of New Jersey.

ARTICLE XIV

Events of Default and

Termination or Suspension of Agreement

14.01 (a) Any of the following events shall constitute an event of default (“Event of Default”):

(i) Contractor shall default in observing and performing any of its material obligations under this Agreement and such default shall not have been cured within fifteen (15) days after Owner shall have given Contractor written notice thereof (or if not curable within fifteen (15) days, provided Contractor has in good faith commenced to cure); or

(ii) Contractor becomes a party to any insolvency proceeding in a capacity as a debtor, and, in the case of any involuntary proceeding only, such proceeding is not stayed or discharged within thirty (30) days after the commencement of same; the terms “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 of the United States Code by Contractor of any petition or action looking to, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statue, law or regulation, or the appointment, with or without the consent of Contractor, of any trustee, custodian, receiver or liquidator of Contractor or of any of its property or assets or Contractor’s making an assignment for the benefit of creditors; then, to the extent permitted by law, Owner may serve written notice upon Contractor terminating this Agreement on date specified by Owner in said notice;

(b) Upon the occurrence of an Event of Default, at Owner’s option, exercised by written notice to Contractor, title to any or all materials, Work in process, dies and tools (whether on the Project Site or located at an off-Project Site location) which are necessary for, or useful in connection with, the Final Completion of the Work, as determined by Owner, shall vest in Owner and Owner may take possession of and utilize the same for Final Completion of the Work. Contractor shall be entitled to payment, after Final Completion of the Work, in an amount equal to (i) the aggregate of (x) the actual unpaid costs incurred by Contractor in its proper performance of the Work up to the date of termination, plus the portion of the Contractor’s Fee and General Conditions attributable thereto (including that portion of such costs and the Contractor’s Fee and General Conditions theretofore held back which Contractor shall be entitled to receive pursuant to the provisions of this Agreement), and (y) the fair market value of such tools and dies (less, if Owner elects to return the tools and dies to Contractor, the salvage value thereof), less (ii) an amount equal to the additional costs and expenses (including attorneys fees and disbursements) incurred by Owner in excess of those which would have been incurred by it in connection with the Project had Contractor not defaulted hereunder, including, without limitation, the additional expense of engaging another Contractor/general contractor as well as additional compensation for Architect’s and any Consultant’s additional services made necessary by such default (including reasonable legal fees incurred). Owner shall have the right to set-off against the aforesaid payment any amounts then due and payable by Contractor to Owner hereunder or which may accrue as damages owing by Contractor to Owner under the terms of this Agreement (it being understood that under no circumstances shall Contractor be liable or responsible for consequential damages, including lost profits, lost revenue or additional financing except as specified in Section 6.04 above);

(c) Upon the happening of any of the events set forth in subsection (a) of this Section 14.01, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed, by such means, and in such manner, by contract or otherwise, as Owner reasonably deems advisable, subject, however, to the terms and conditions of the payment and performance bonds required of Contractor hereunder; and

(d) In the event of the happening of any of the events set forth in subsection (a) of this Section 14.01, Contractor shall not interfere, directly or indirectly, with Owner’s right and attempt to complete the Work by others or any of the Trade Contractors.

14.02 (a) Owner, at any time, and for any reason whatsoever in Owner’s sole discretion, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Contractor a notice of termination specifying the date upon which such termination shall become effective (which date shall be at least seven (7) days prior to the effective date of such termination) and any specific portion of the Work to be completed by Contractor prior to such termination. Upon receipt of any such notice of termination, Contractor shall:

(i) stop all Work under this Agreement on the date, and to the extent, specified in the notice of termination;

(ii) enter into no further Trade Contracts except as may be necessary for completion of such portion of the Work under this Agreement, if any, which is not terminated;

(iii) unless directed otherwise by Owner, terminate all Trade Contracts entered into by Contractor to the extent that they relate to portions of the Work to be performed subsequent to the date specified in the notice of termination as the date upon which such termination shall become effective;

(iv) at Owner’s option, assign to Owner or such other entity or entities as Owner may direct, in the manner, at the times, and to the extent directed by Owner, all of the right, title and interest of Contractor under any or all Trade Contracts entered into by Contractor in connection with the Work, in which case, Owner or such other entity or entities, as the case may be, shall assume all of Contractor’s obligations arising under such Trade Contracts. Contractor shall include in each and every Trade contract a provision specifically contemplating and validating any such assignment and the Trade Contractor agreement to continue to perform its services under the Trade Contract without interruption;

(v) to the extent required by Owner and subject to the prior written approval of Owner, settle all outstanding liabilities and all claims arising out of such termination of Trade Contracts, which approval by Owner shall be final for all the purposes of this Section 14.02; provided, however, that in the event of a termination of this Agreement pursuant to the provisions of this Section 14.02, no Trade Contractor shall be entitled to recover anticipated profits on account of Work unperformed, nor for reimbursement for losses arising out of matters covered by insurance, but shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Trade Contractor for Work satisfactorily performed or materials, supplies and equipment procured, ordered, fabricated, incorporated or installed in the Project (plus overhead and profit) prior to the effective date of such termination along with reasonable and verifiable demobilization and closeout expenses;

(vi) if applicable, transfer title to Owner, to the extent not already vested in Owner, and deliver in the manner, at the times, and to the extent, if any, directed by Owner (x) fabricated or unfabricated parts, Work in progress, completed Work, supplies and other materials and equipment produced as a part of, or acquired in connection with the performance of, the Work terminated by such notice of termination, and (y) copies of the Contract Documents and other drawings, sketches, specifications, shop drawings, information and other relevant documentation directly related to the performance of the Work;

(vii) use its best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorized by Owner, any property of the types referred to in clause (vi) of this Section 14.02(a); provided, however, that Contractor (x) shall not be required to extend credit to any purchaser, and (y) may acquire any such property under the conditions prescribed and at a price or prices approved by Owner; and provided, further, that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by Owner to Contractor under this Agreement or shall otherwise be credited to Reimbursable Costs or paid in such other manner as Owner may direct;

(viii) complete Performance of such part of the Work as shall have been specified in the notice of termination to be completed on or before the effective date of such termination; and

(ix) prior to the effective date of such termination, take such actions as may be necessary, or as Owner may reasonably direct, for the protection and preservation of the property related to the Work and the Project which is in the possession of Contractor and in which Owner has or may acquire an interest;

(b) In the event of a termination of this Agreement, pursuant to this Section 14.02, Contractor shall be paid by Owner for the actual unpaid Reimbursable Costs and General Conditions Costs incurred by Contractor in connection with its performance of the Work up to the date of such termination and any reasonable demobilization costs, including costs (and legal expense) associated with closing out of executed contracts and purchase orders, plus the balance of the Contractor’s Fee and the portion of General Conditions attributable thereto, less any sums properly deductible by Owner under the terms of this Agreement. Contractor agrees that the pendency or existence of any dispute between Contractor and Owner, Architect, Engineer or Consultants shall in no manner whatsoever affect or interfere with the discharge of Contractor’s obligations hereunder and that should Contractor fail to perform its obligations under this Section 14.02 Contractor shall be liable to Owner for any and all damages which Owner may sustain as a result of such failure on the part of Contractor to perform said obligations (excluding consequential damages such as lost profits, lost revenue or additional financing, except as specified in Section 6.04 above).

14.03 Owner may, at any time and for any reason, direct Contractor to suspend, resequence, stop or interrupt the Work or any portion thereof for a period of time including governmental suspensions under 14.04(b). Such direction shall be in writing and shall specify the period during which the Work is to be stopped. Contractor shall resume the Work upon the date specified in such direction or upon such other date as Owner may thereafter specify in writing. Contractor shall be entitled to recover as a Change Order the actual additional costs incurred, plus an equitable time extension.

14.04 If, without good cause, Owner shall fail for a period of ten (10) days after the due date to make payment on any approved Application for Payment, or if the Work should be stopped (a) for a period in excess of one hundred and twenty (120) days at Owner’s request, or (b) for a period in excess of one hundred and eighty (180) days under an order of any court or other public authority having jurisdiction over the Work or the Project or as a result of an act of government, such as a declaration of national emergency making materials unavailable through no act or fault of Contractor, then Contractor immediately shall serve Owner with notice thereof, and, if Owner shall fail (i) to make such payment, as the case may be, or (ii) to rescind Owner’s order suspending the Work to which reference is made in subsection (a) of this Section 14.04 within ten (10) days after receipt of such notice, or if the delay described in subsection (b) of this Section 14.04 shall be continuing beyond ten (10) days after receipt of such notice, then this Agreement may be terminated by Contractor by written notice to Owner setting forth the date of termination, which date shall not be sooner than ten (10) days after the date of the notice. If, within said ten (10) day period, the matter giving rise to Contractor’s right to terminate this Agreement shall not have been cured or discontinued, this Agreement shall be deemed terminated for convenience and Contractor shall be compensated in the manner and to the extent set forth in Section 14.02 hereof.

14.05 If, without good cause, Owner shall fail after the due date to make payment on any approved Application for Payment, then Contractor immediately shall serve Owner with notice thereof, and, if Owner shall fail to cause such Application for Payment to be issued or to make such payment, as the case may be, within ten (10) days after receipt of such notice, then Contractor may suspend its Work by written notice to Owner setting forth the date of such suspension, which date shall not be sooner than ten (10) days after the date of the notice and Contractor shall be entitled to payment in accordance with the provisions of this Agreement.

ARTICLE XV

Bonds

15.01 Any Trade Contractor with a contract in excess of $500,000 shall furnish payment and performance bonds and shall name Owner and Contractor as co-obligees. The bonds shall be in an amount equal one hundred (100%) percent of their respective Trade Contracts.

ARTICLE XVI

Management of the Work

by Contractor and Owner

16.01 Contractor shall assign David Dorsey, as Project Manager, who will devote one hundred percent (100%) of his time to the Project, to supervise performance of the Work.

16.02 Contractor agrees that the Project Manager shall be assigned to the Work on a full-time basis. The Project Manager shall be stationed at Contractor’s office and the Project site until Substantial Completion of the Work in order to facilitate performance and completion of the Work in the most expeditious and economical manner consistent with the interests of Owner. In addition to the above mentioned staff person, Contractor shall also staff the Project with a team of persons reasonably acceptable to Owner. It is expressly understood and agreed that with respect to the Project Manager and Superintendent, Contractor (i) shall remove, at the request of Owner, any such person assigned to the Project that Owner shall deem unfit to perform the task assigned to him or otherwise finds objectionable, (ii) shall propose substitutes, and obtain Owner’s approval, for any such persons assigned to the Project who either cease to be in Contractor’s employ or are removed from the Project by reason of Owner’s request as aforesaid, and (iii) shall not make any substitutions of such persons that have been approved by Owner without first obtaining Owners prior approval therefor, which approval shall not be unreasonably withheld.

16.03 Owner hereby designates and appoints Allan Wenzel and anyone else who, with prior notice to Contractor, Owner may designate or appoint, to act in conjunction with said “Owner” hereunder. Any such approval or consent given by shall be binding on Owner unless and until Contractor has received written notice from Owner of the designation or appointment of a successor to the foregoing.

ARTICLE XVII

Consultants

Contractor understands that Owner intends to retain Consultants to furnish such services as may be designated by Owner in writing. Contractor hereby agrees that upon its receipt of written notice of the retention of the services of such Consultants, accompanied by a designation of the nature of the service to be performed, Contractor shall recognize, and cooperate with, such Consultants to the end that their service may be performed in the best interest of Owner.

ARTICLE XVIII

Insurance

The parties hereby agree that the Project shall be insured as set forth in Exhibit B hereof.

ARTICLE XIX

Hazardous Materials

19.01 Contractor shall not cause or permit the Project or the Project site to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials and Hazardous Substances, except in compliance with all applicable Federal, State and local laws or regulations as required for completion of the Work. Contractor shall comply with and ensure compliance by all Trade Contractors, sub-Trade Contractors and vendors with all applicable Federal, State and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all Trade Contractors, sub-Trade Contractors and vendors obtain and comply with, any and all approvals, registrations or permits required thereunder. Contractor shall defend, indemnify, and hold harmless, as defined in Section 29.11 hereof, Indemnitees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to Contractor’s failure to perform its obligations hereunder, including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. For purposes of this Section, “Hazardous” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub.L. No. 99-499, 100 stat. 1613 (1986), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this Section shall be in addition to any and all other obligations and liabilities Contractor may have to the Owner at common law, and shall survive Final Completion of the Work.

19.02 Contractor shall not be required to perform any Work in an area affected by suspected or confirmed Hazardous Materials. Such Work shall be resumed as Owner and Contractor agree in writing, and only if (i) Owner causes remedial Work to be performed which results in the absence of Hazardous Materials or provides a proper certification to Contractor that materials suspected to be Hazardous Materials are, in fact, not Hazardous Materials and (ii) the Work may safely and lawfully proceed, as certified either by an appropriate governmental authority (receipt of an ACP-5, or equivalent) or by an environmental engineer reasonably satisfactory to both Owner and Contractor who shall submit a written report to both Owner and Contractor evidencing such certification (such engineer shall be retained, and be paid by Owner).

Notwithstanding anything to the contrary set forth in this Agreement, Contractor shall not be required to perform any services or Work or other activities in connection with suspected or confirmed existing Hazardous Materials. Owner hereby agrees to release, remise and discharge Contractor from any and all claim, demands and liability in connection with suspected and confirmed existing Hazardous Materials, whether now known or unknown, except to the extent any such claim, demand or liability is caused by the negligence of Contractor. In no event, and notwithstanding anything to the contrary in this Agreement, shall Contractor have any indemnification obligations to Owner in connection with any claim, damage, loss, expense, cost or liability arising out of, or in connection with, the existence of any suspected or confirmed Hazardous Materials presently existing at the Project, except to the extent arising out of Contractor’s negligence. Owner hereby agrees to defend, indemnify and hold Contractor, its officers, directors and employees harmless of, from and against any and all liability, loss, claim, demand, damage, judgment, cost and expense, both criminal and civil (including reasonable attorneys’ fees and expenses) arising out of or in connection with the existence of hazardous or contaminated materials of any kind presently existing at the Project.

ARTICLE XX

Materials and Equipment

20.01 As the Work progresses, title to each item of material or equipment shall vest in Owner upon the earlier to occur of (a) incorporation of such item into the Work, or (b) payment for such item by Owner. Each such item shall then become the sole property of Owner, subject to the right of Owner to reject the same at any time prior to Final Completion for failure to conform to the Contract Documents. Accordingly, Contractor shall be responsible for arranging for insuring materials and equipment until the same are incorporated into the Work unless otherwise covered by Owner’s Builders Risk insurance.

20.02 Contractor shall require each Trade Contractor to warrant that (a) title to all materials and equipment incorporated in the Work or paid for by Owner shall pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind, and (b) that no materials or equipment covered by any Application for Payment will have been acquired by any other person performing work at the Project site or furnishing materials and equipment in connection with the Work subject to an agreement under which an interest therein or an encumbrance thereon shall have been retained by the seller or otherwise imposed by seller or any other person.

20.03 (a) Except as otherwise agreed to as Owner approved individual Trade Contract awards, or as included in the GMP, it is not anticipated that Contractor will be paid for stored offsite materials (with the exception of the curtain wall Trade Contract), however, Owner, in its sole discretion, can elect to pay Contractor in accordance with this Section 20.03. In such event Contractor shall be entitled to arrange for the pre-purchase of certain materials and equipment to be incorporated in the Work provided that Owner shall have given its prior written consent thereto in each instance. If Owner shall have approved any such pre-purchasing of materials or equipment as aforesaid, Contractor shall pre-purchase the same in Owner’s name, and on Owner’s behalf. In such event, Owner shall advance the amount necessary to enable Contractor or its Trade Contractor to pre-purchase such materials or equipment upon presentation to Owner of a bill or statement therefor, together with any other documents as reasonably may be requested by Owner. Contractor, simultaneously with its receipt of any such advance from Owner, shall deliver to Owner a bill of sale with respect to the materials or equipment pre-purchased evidencing unencumbered title to the same in Owner’s name, together with any warranties, certificates of insurance and other documents requested by Owner evidencing that such materials and equipment are covered by such insurance as shall have been specified by Owner;

(b) All materials and equipment pre-purchased as aforesaid shall be stored at the Project site or at such off-Project site storage locations as shall have been approved in writing in each instance by Owner. Any materials or equipment stored at such off-Project site storage locations shall be segregated from materials and equipment of others, shall be clearly labeled to evidence Owner’s ownership interest and shall otherwise be stored in such manner as directed by Owner. Insurance premiums, storage costs and other reasonable expenses incurred by reason of such off-Project site storage in accordance with the provisions of this Section 20.03 shall be included in the Reimbursable Costs. The risk of loss or damage to such materials and equipment shall remain with Trade Contractor until the delivery of such materials and equipment to the Project site, to the extent and as set forth in Section 20.01 hereof;

(c) All Trade Contracts, agreements, guarantees, or warranties executed or delivered in connection with materials and equipment which are pre-purchased by Contractor as provided herein shall provide that if, upon inspection of the same by Contractor or Architect, or if, upon incorporation of the same in the Project, Owner, Contractor or Architect determines that such materials or equipment, or any portion thereof, are faulty or defective in any respect, such materials or equipment, or portion thereof, shall be replaced, at such Trade Contractor’s sole cost and expense, promptly after receipt of written notice to such effect from Owner, Architect or Contractor.

ARTICLE XXI

Substitutions

21.01 (a) The products, materials and equipment of manufacturers referred to in the Construction Documents are intended to establish the standard of quality and design required by Architect. Anything contained in the Construction Documents to the contrary notwithstanding, materials of manufacturers other than those specified may be used only if accepted by Owner as provided in this Article XXI.

(b) Architect, in consultation with Owner, shall be the judge of equivalency of proposed substitute materials. Architect shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner. Owner shall then authorize Architect to issue to Contractor written approval or rejection of the substitution. Contractor shall inform the appropriate Trade Contractor of said approval or rejection. Owner, in its reasonable discretion, may authorize rejection of a proposed substitution notwithstanding the fact that Architect may have judged it equivalent and recommended acceptance of the same.

21.02 (a) When two or more products are specified in the Construction Documents for an item of Work, any one thereof shall be deemed acceptable and Contractor shall have the choice as to which product to use.

(b) When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is used in connection with such product, Contractor may offer a substitution by submitting a written application to Architect, in sufficient time (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for Architect’s review), setting forth and fully identifying (i) the proposed substitute, together with substantiating data, samples, brochures and other supporting documentation of the substitute it proposed, including, without limitation, evidence that the proposed substitution (w) is equal in quality and serviceability to the specified item, (x) will not entail changes in detail, schedule and construction of related Work, (y) conforms with the design of the Project and its artistic intent, and (z) will not result in an increase in the cost of the Work or alternatively, will result in a cost change as indicated in the application, and (ii) the changes in other parts of the Work required by reason of the proposed substitute, and the cost consequences associated therewith, for which cost consequences Owner shall be responsible. A copy of any such application shall be delivered to Owner simultaneously with its delivery to Architect.

(c) When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is not used in connection with such product, Owner, in its sole and absolute discretion (as provided in Section 22.01(b) hereof), may authorize the rejection of any substitution proposed by Contractor. Notwithstanding the foregoing, if such specified product shall become unavailable for a material period of time and Owner receives reasonably satisfactory proof from Contractor that the same shall be unavailable for reasons other than the failure of Contractor or a Trade Contractor to order such product in a timely manner, consistent with the Contract Documents and the scheduling requirements for the Work, then, in such event, Owner shall consent to such substitution, in which event any change in costs incurred in connection with the use of such substitution shall be confirmed by a Change Order.

21.03 Contractor shall support any request for a substitution with sufficient evidence to permit Architect to make a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those cited in the Construction Documents, or of brand name, or model number or size or generic species other than those cited in the Construction Documents, shall be considered a substitution.

21.04 Acceptance of substitutions shall not relieve the appropriate Trade Contractor from responsibility for compliance with all of the requirements of the underlying Contract Documents. If changes in other parts of the Work are required by reason of approved substitutions, the costs of any such changes shall be included in the cost of the Work.

21.05 In no event shall the Project Schedule be adjusted by any circumstance resulting from a proposed substitution, nor shall Contractor be entitled to any compensation related thereto, without the issuance of a change order approved by Owner in accordance with Article XXI hereof.

ARTICLE XXII

Changes in the Work

22.01 (a) A Change Order shall be the instrument required to authorize any change in the Project which would result in (i) a change in Drawings or Specifications, or any other Contract Documents, (ii) a deviation from design standards established for the Project or any part thereof, (iii) an extension of the Substantial Completion Date or the Final Completion Date from and after the date of the commencement of the Construction Phase.

(b) Owner, without invalidating or abandoning this Agreement, may at any time require changes in the Work consisting of additions, deletions or other revisions. All such required changes in the Work shall be requested in writing by Owner (a “Request for Proposal”), shall be submitted to Contractor, and, in order to be deemed part of, or deleted from, the Work and authorized by Owner, shall be executed in the manner set forth below:

(i) Forthwith upon Contractor’s receipt of a Request for Proposal, Contractor shall prepare and furnish to Owner a signed statement (“Proposal”), in a form satisfactory to Owner, setting forth in detail, with suitable breakdowns by trades and work classifications, and using the “unit price” lump sum and/or other costing method specified by Owner, Contractor’s estimate of (x) the cost, or savings, of the change reflected in the Request for Proposal, which cost shall reflect the most economical manner of affecting such Change, (y) the resulting increase or decrease in the cost of the Work, and (z) the changes in the Work or the Progress Schedule (including the Substantial Completion Date and the Final Completion Date) which would result from implementation of the Request for Proposal.

(ii) If Owner approves the Contractor’s Statement, Owner shall issue to Contractor a written change order (the “Change Order”) signed by Owner, and the Substantial Completion Date and the Final Completion Date and the Contract Documents, as the case may be, shall be adjusted if required, in accordance with Section 3.06 above. Notwithstanding anything to the contrary herein, no changes shall be authorized or performed in violation of any consent letters signed by Contractor to Owner.

(c) Any work performed by Contractor or any Trade Contractor which is contrary to the Work, as required by the Contract Documents, shall be performed at Contractor’s or such Trade Contractor’s sole risk, cost and expense, unless the same shall have been authorized by a Change Order, or an Emergency Change Order therefor shall have been confirmed by Owner by a duly issued Change Order, in accordance with Section 22.05 hereof.

22.02 (a) If Owner shall dispute any of the items set forth in the Proposal, then Owner shall give Contractor written notice of such dispute, which notice shall set forth (i) those items in the Proposal which Owner disputes, (ii) those items in the Proposal which Owner does not dispute, and (iii) whether Owner desires that Contractor perform any portion of the change (x) corresponding to a non-disputed item, or (y) corresponding to a disputed item.

(b) If Owner’s dispute notice shall direct Contractor to perform any change corresponding to a non-disputed item, that portion of the Proposal which related to the non-disputed item, together with Owner’s direction to Contractor to perform the change corresponding to the non-disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order, and Contractor shall promptly undertake to perform the same, subject to 22.01(c).

(c) If Owner’s dispute notice shall direct Contractor to perform any change corresponding to a disputed item, Owner’s dispute notice shall be deemed a notice of demand for prompt resolution of the subject matter of the dispute by the mutual agreement of the parties, failing which it shall be resolved by a court of competent jurisdiction, as provided in Section 29.16 hereof. Notwithstanding the foregoing, Contractor shall promptly undertake to perform and pursue prosecution of the change corresponding to the disputed item during the pendency of any such bona fide dispute, and the determination reached by mutual agreement or rendered by such court of law relative to the disputed item, together with Owner’s direction to Contractor to perform the change corresponding to the disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order.

22.03 When paid by Owner to Contractor in accordance with a validly issued Change Order, the compensation specified in a Change Order shall constitute full payment for the additional Work covered thereby and for any delay, disruption, cost, or expense occasioned by reason of such change and shall release Owner from any further liability in respect of the same, unless Contractor expressly reserves such rights in writing prior to acceptance of such compensation.

22.04 No time extension shall be granted by reason of the issuance of any Change Order unless it is expressly stated therein.

22.05 Anything contained herein to the contrary notwithstanding, Contractor and Architect shall have the authority to order “emergency changes” in the Work, without the prior written approval of Owner, by the issuance of a written order (an “Emergency Change Order”). For purposes of this Agreement, “emergency changes” in the Work shall mean only changes which are required in the case of an emergency to insure the safety of persons or the Work and which, in the interest of expediency, Contractor determines should be made without obtaining the prior written approval of Owner. Contractor shall (x) notify Owner that it has issued an Emergency Change Order within forty-eight (48) hours after the same has been issued, which notification shall set forth the reason giving rise to the issuance of the same, and (y) promptly furnish Owner with copies of all such Emergency Change Orders. Valid Emergency Change Orders shall be confirmed by Owner by a duly issued Change Order.

22.06 Architect and Contractor shall have the authority to resolve conflicts in the

Construction Documents or to order minor changes to avoid conflicts between different trades by the issuance of written field orders (“Field Orders”); provided, however, that in no event shall any Field Order be issued to authorize any clarification or change which may necessitate or warrant a Change Order, an Emergency Change Order, or which may result in (a) a change in the character or scope of the Project or any part thereof, (b) a change in the Project Budget, (c) a change in the time set forth in the Progress Schedule for the performance of the Work, or (d) any extension of the Substantial Completion Date or the Final Completion Date, as each of the foregoing may only be authorized by a Change Order. Copies of all Field Orders shall be submitted by Contractor promptly to Owner.

22.07 Contractor shall provide to Owner and Architect copies of all change orders issued by Contractor to Trade Contractors, including time and material field tickets and other documentation acknowledging performance of the Work, it being agreed that Trade Contract Change Orders which do not increase GMP may be issued by Contractor without prior approval by Owner.

ARTICLE XXIII

Inspection and Testing

23.01 If the underlying Contract Documents or any laws, rules, ordinances or regulations of any Federal, State or local governmental authorities having jurisdiction over the Work require that any Work be inspected or tested, Contractor shall give Owner and Architect timely notice of readiness of the Work for inspection or testing and the date fixed for such inspection or testing. Owner shall perform all controlled inspections.

23.02 (a) Whenever, in the opinion of Owner, it is desirable to require special inspection or testing of the Work or its individual components, Owner shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed. All costs incurred in connection with such special inspection or testing shall be a Reimbursable Cost by the issuance of a Change Order unless it reveals a test failure as a result of the acts or omissions of Contractor in which event, Contractor shall bear, all costs of such special inspection or testing, including and without limitation without increase to GMP. All Trade Contracts shall provide that if a test failure is a result of the acts or omissions of a Trade Contractor then that Trade Contractor shall bear, at its sole cost and expense, all such costs of special inspection or testing. No inspection performed or failed to be performed by Owner hereunder shall be deemed a waiver of any of Contractor’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.

(b) In the event of a test failure of any item of the Work, Owner may require inspection or testing of any or all of the other similar items of the Work. The costs and expenses incurred by Contractor in connection with such inspection or testing set forth in this Section 23.02(b) shall be a cost of the Work unless (i) the test failure prompting such additional testing or inspection was a result of the acts or omissions of Contractor or the failure of Contractor to comply with the provisions of this Agreement or (ii) such additional testing or inspection results in a test failure which results from the acts or omissions of Contractor, in which event, Contractor shall bear, at its sole cost and expense, all costs of such additional inspection or testing. All Trade Contracts shall provide that in the event of a test failure of any term of the Work the costs and expenses incurred in connection with such testing or inspection shall be borne by the responsible Trade Contractor.

23.03 If any Work shall be covered or concealed by Contractor or permitted to be covered or concealed by Contractor, contrary to the written request of Owner or Architect or the Contract Documents, such Work, if required by Owner or Architect, shall be uncovered for examination, inspection or testing at Contractor’s sole cost and expense. If any such test results are below specified minimums, Owner may order additional examination, testing or inspection. Such additional examination, inspection or testing shall be at Contractor sole cost and expense if Contractor knew of such request and failed to advise the appropriate Trade Contractor. Should Architect or Owner have reason to believe that defects exist in any Work which has already been covered or concealed, although no request not to cover or conceal such Work had been previously made by Owner or Architect such Work, if required by Owner, be promptly uncovered by Contractor and subjected to such tests, inspection or examination as may be deemed appropriate by Owner, Engineer or Architect. In such case, the provisions of Sections 24.02(a), (b) and (c) shall control with respect to the costs associated with such uncovering.

23.04 Any Work not approved by Owner or Architect in accordance with the terms of this Agreement shall immediately be reconstructed, made good, replaced or corrected by Contractor, the responsible Trade Contractor, or another Trade Contractor to be retained by Contractor, including portions of the Work destroyed or damaged by such removal or replacement, at Contractor’s or the responsible Trade Contractor’s sole cost and expense, to the extent the same is caused by, or results respectively from, Contractor’s or its Trade Contractors’ acts or omissions or the failure of either of the foregoing to comply with the provisions of this Agreement or the Trade Contract, respectively. All rejected materials shall be removed from the Project site, within a reasonable period of time. Acceptance of materials and workmanship by Owner shall not relieve Contractor or any Trade Contractor from their liability for or obligation to replace all Work which is not in full compliance with the underlying Contract Documents.

23.05 At Owner’s option, Owner may accept defective or nonconforming Work or materials, instead of requiring its removal, correction or replacement, as the case may be, and a Change Order shall be issued to reflect a reduction in the Trade Contract price, in an amount equal to the aggregate cost of labor and materials which would have been incurred by the responsible Trade Contractor if Owner had required said Trade Contractor to repair or replace such defective nonconforming Work in accordance with the terms of the Trade Contract. Such adjustment shall be effected whether or not final payment has been made.

23.06 Owner’s Consultants shall perform Controlled Inspection, as defined by the Building Code of the City/Town of Hanover, New Jersey (“Code”).

ARTICLE XXIV

Ownership and Use of

Documents; Confidentiality

24.01 Contractor agrees that the Contract Documents, technical data and other information received by it from Owner, Architect and Consultants under or in connection with this Agreement and any and all other information concerning Owner or Owner’s operations that Contractor may obtain or become aware of shall be accepted and treated as proprietary information which has a substantial commercial value to Owner, and that Contractor will not use or disclose any such Contract Documents, technical data and other information in any manner except to the extent that such use or disclosure may be necessary for the performance of the Work hereunder. Without limitation of the foregoing, all said documents furnished to Contractor are to be used only with respect to this Project and are not to be used on or in connection with any other project. Submission or distribution of documents to meet official regulatory requirements or for other proper and necessary purposes in connection with the performance of the Work at the Project shall not be construed as a violation of this Section 24.01.

24.02 Except as otherwise provided herein, Contractor is specifically prohibited from photographing any portion of the Work for publicity and advertising or for any other purpose without the prior written permission of Owner, which shall not be unreasonably withheld. Further, Contractor shall not release confidential information on the Project or the subject matter of this Agreement to the public without the prior written consent of Owner.

24.03 The requirements of this Article shall survive the termination of this Agreement and shall be binding upon Contractor. Contractor shall include the requirements of this Article in all Trade Contracts.

ARTICLE XXV

Nondisclosure

25.01 Without limitation of the provisions of Article XXIV hereof, it is agreed that neither Contractor nor any Trade Contractor shall divulge information concerning the Project or concerning Owner or Owner’s operations to anyone without Owner’s prior written consent, except as otherwise specifically permitted by the Contract Documents and except such public disclosures as may be required by law. If such disclosure is required by law, Contractor or any Trade Contractor in question shall provide Owner with a copy of any such proposed public disclosure in advance and will endeavor to incorporate any comments Owner may suggest in such regard. Contractor shall however, be entitled to describe the Project in its brochures and proposals without Owner’s prior consent provided no confidential information is disclosed.

25.02 Except as required by law no signs advertising the Work to be performed by Contractor or any Trade Contractor or identifying any person, firm or entity concerned with the Work to be performed by Contractor or any Trade Contractor shall be allowed at the Project site or elsewhere unless approved in writing by Owner in advance, which approval for Project signage shall not be unreasonably withheld.

ARTICLE XXVI

Owner’s Right To Perform Work

And to Award Separate Contracts;

and Cooperation with Separate Contractors

26.01 If Contractor causes damage to the property of Owner or to other work or property on the Project site, Contractor shall promptly remedy such damage as provided in this Agreement.

26.02 If Contractor delays or causes damage to the work or property of any separate contractor, Contractor shall, upon due notice, promptly attempt to settle with such other contractor by agreement, or otherwise to resolve the dispute.

26.03 The requirements of this Article shall be included in all Trade Contracts.

ARTICLE XXVII

Equal Opportunity

27.01 Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, marital status, sex, disability, sexual preference or age. This provision shall not apply with respect to sex, disability or age where either is a bona fide occupational qualification; nor shall it apply with respect to age where a bona fide retirement plan prevents employment of persons above a stated age or where there is a statutory requirement imposing age limitations. Contractor will take such actions as are necessary to ensure that employees and applicants for employment are treated without regard to their race, creed, color, national origin, marital status, sex, sexual preference or age. As used herein, the term “treated” shall mean and include, without limitation, the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; demoted; downgraded; transferred; laid off; and terminated.

27.02 Contractor will comply with the provisions of all rules, regulations, statutes, ordinances or other laws of all local, State or Federal regulatory or governmental bodies. Contractor shall furnish all information and reports, if applicable, required by such regulatory and governmental bodies to determine Contractor’s compliance with the provisions of this Article and such laws, and will permit access to its books, records and accounts by Owner and any such regulatory or governmental body during regular business hours for purposes of investigation to ascertain compliance with applicable laws.

ARTICLE XXIII

Claims For Damages

With the exception of third-party claims or impleader, no action or proceeding shall lie or be maintained by Contractor against Owner, Architect or Consultants upon any claim arising out of or based upon the Contract Documents or by reason of any act or omission or any requirements relating to the giving of notices or information, unless such action or proceeding shall be commenced within one (1) year after the Final Completion of the Work or, if this Agreement is earlier terminated, within one (1) year following the date of such earlier termination. This limitation shall not limit Contractor’s right to seek indemnification or contribution from Owner in actions commenced by third parties. This Article XXIII shall not be deemed or construed to modify any other provision hereof relating to waivers of claims by Contractor. Contractor shall cause each Trade Contract to contain like provisions to this Article XXIII and a provision requiring like provisions to be contained in subcontracts of any tier.

ARTICLE XXIX

Additional Provisions

29.01 Practice of Architecture and/or Engineering. Nothing contained in this Agreement shall be deemed to require or authorize Contractor to perform or do any acts which would be deemed the practice of architecture or engineering within the meaning of the laws of the State of New Jersey. Such limitation shall not apply to engineer services properly delegated pursuant to the laws of the State of New Jersey.

29.02 Effectiveness of Agreement. This Agreement, when executed by the parties, shall be effective as of the date first stated above in this Agreement. All understandings and agreements heretofore had among Contractor and Owner with respect to the Project are merged into, or superseded by, this Agreement. This Agreement fully and completely expresses the agreement of the parties with respect to the Work and the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. Contractor understands and agrees that no representations of any kind whatsoever have been made to it other than as appear in this Agreement, that it has not relied on any such representations and that no claim that it has so relied on may be made at any time and for any purpose.

29.03 Enforcement of Trade Contract. Contractor covenants and agrees that it shall diligently enforce all of the terms, conditions and provisions of each of the Trade Contracts. In addition, but excepting the Curtain Wall as specifically provided above, and Excavation Trade Contract until such time that such Contract is assigned to Contractor, Contractor agrees to assume toward Owner, and shall be responsible to Owner for, the performance by the Trade Contractors of all of the Trade Contractors’ work under the Trade Contracts, with the same force and effect as if Contractor itself shall have contracted to perform such Work, but subject to Contractor’s obligations and duties set forth herein.

29.04 Access and Cooperation. Contractor agrees (a) to grant Owner, Architect and Consultants access to the Work whenever same is in progress, and (b) to cooperate with Owner, Architect, Engineer and Consultants throughout the performance of the Work to the end that the Project may be completed in the most expeditious and economic manner and in furtherance of the interests of Owner.

29.05 Performance of Work During the Pendency of Disputes. Unless the parties hereto expressly agree otherwise in writing, in the event that a bona fide, good faith dispute shall arise under this Agreement in connection with payments to be made on any Application for Payment, or otherwise, Contractor shall continue during the pendency of such dispute to perform its duties and responsibilities under this Agreement and the Work in accordance with Owner’s directives and shall, in connection therewith, maintain the Construction Budget and the Progress Schedule, the Substantial Completion Date and the Final Completion Date and shall perform all other obligations required to be performed by it under this Agreement as if no dispute shall have arisen. During the pendency of any such dispute, and except as otherwise provided in this Agreement, Contractor shall be entitled to receive payments from Owner only on account of non-disputed items and payments on account of disputed items shall be deferred until the final resolution of the dispute.

29.06 Notices. Every notice, demand, request, consent, approval or other communication which either party hereto is required or desires to give or make to the other party hereto shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by registered or certified mail, postage-prepaid, return receipt requested as follows:

(a) If to Contractor, addressed to:

The Henderson Corporation

575 Highway 28

Raritan, NJ 08869

Attn: Ed McMahon

(b) If to Owner, addressed to:

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

Attn: Allan Wenzel

With a copy to: Rick Hamm

or to such other address or addresses as Owner and Contractor shall from time to time designate by notice given and delivered as aforesaid.

29.07 Construction of Language. The language in this Agreement shall be construed according to its customary meaning within the building industry. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders.

29.08 Captions and Titles. Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

29.09 No Waiver. The failure of either party to insist upon the strict performance of any provisions of this Agreement, the failure of either party to exercise any right, option or remedy hereby reserved, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or of any such right, option or remedy or as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by either party of any act by the other party requiring such party’s consent or approval shall not be construed to waive or render unnecessary the requirement for that party’s consent or approval of any subsequent similar act by the other party. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.

29.10 Indemnification.

(a) To the fullest extent permitted by law, Contractor shall indemnify and hold harmless Owner and its respective subsidiaries, officers, directors, partners, members, managers, agents, employees, successors, and assigns (collectively, “Indemnitees”, individually, “Indemnitee”) from and against all losses, claims, costs, damages, and expenses (including, without limitation, the deductible amounts of any insurance and attorneys’ fees and disbursements), arising or alleged to arise out of or result from (i) personal injury, sickness, disease or death, or damage or injury to, loss of or destruction of property (including tools, equipment, plant and the buildings at the Project site, but excluding the Work itself) including the loss of use resulting therefrom, sustained or purported to have been sustained as a result of performance of the Work attributable to any negligent act or omission of Contractor, its employees, Trade Contractors, representatives or other persons for whom Contractor is responsible who are at the Project site at any time during the period the Work is being performed and (ii) provided Owner has paid Contractor for work performed by Trade Contractor, Subcontractor or supplier any lien or notice of lien filed, by any such Trade Contractor or Subcontractor or supplier against the property in connection with the Work. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any Indemnitee.

(b) In any and all claims against any Indemnitee by any employee of Contractor, or of its Trade Contractors or anyone directly or indirectly employed by either Contractor or its Trade Contractors or anyone for whose acts either Contractor or its Trade Contractors may be liable, the indemnification obligation under this Section 29.11 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor under workers’ or workmen’s compensation acts, disability acts or other employee benefit acts.

29.11 Severability. If any provision of the underlying Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the underlying Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the underlying Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

29.12 Duty Same as Covenant. Whenever in this Agreement any words of obligation or duty regarding any party are used, they shall have the same force and effect as those in the form of express covenants.

29.13 Architect and Consultants. All references in this Agreement to Architect or Consultants shall be deemed to mean any person or entity designated from time to time by Owner to serve in such capacity.

29.14 Rights and Remedies. The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

29.15 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey. Venue shall be exclusively in Superior Court of the State of New Jersey, County of Middlesex. To the extent permitted by law, Contractor waives knowingly and voluntarily for itself and all persons claiming by or through it, all right to trial by jury in any judicial proceedings.

29.16 Binding Effect. It is expressly understood by the parties hereto that delivery by Owner of the within Agreement for review and execution by Contractor shall confer no rights nor impose any obligations on either party, unless and until both Contractor and Owner shall have executed this Agreement.

29.17 Interpretations in Writing.

(a) Any and all interpretations of Contract Documents or of any of the Work to be performed or payments to be made relative to the Project must be in writing to be valid.

(b) This provision is not intended to prohibit or deny normal discussion, recommendations, explanations, suggestions, approvals, rejections, and similar activity in pursuit of the Work at the Project on an oral basis, such as at job conferences at the Project Site. In such instances, the written minutes, correspondence, shop drawing records, and other written data shall govern over personal claims regarding oral statements made contrary to the written data.

29.18 Prohibited Interests. No principal, officer, shareholder, family member, employee, agent or consultant of Contractor who, on behalf of Contractor, negotiates, makes, accepts, or approves, or takes part in negotiating, making, accepting, or approving any Trade Contractor or any Trade Contract or other agreement entered into by Contractor in connection with the Work, shall become directly or indirectly interested personally or financially in the Trade Contractor or any Trade Contract or such other agreement.

29.19 Integrity and Ethical Conduct. Contractor acknowledges and understands that Owner is committed to have the Work performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. In furtherance thereof, Contractor hereby agrees to comply with and observe all applicable Federal, State and local laws, rules, regulations, requirements, trade standards and ethical guidelines governing said conduct.

29.20 Independent Contractor. It is expressly understood and agreed by the parties hereto that Contractor, in performing its obligations under this Agreement, shall be deemed an independent contractor. Nothing contained in this Agreement shall be construed to mean that Contractor and Owner are joint venturers or partners.

29.21 Liability of Owner. Contractor agrees to look solely to Owner’s interest in the Project and the proceeds of any sale, lease or transfer of the Project for the satisfaction of any right, remedy, or lien of Contractor, or for the collection of a judgment (or other judicial process) requiring the payment of money by Owner, in the event of any liability by Owner, and other property or assets of Owner (or any officer, member, manager, director, shareholder or principal of Owner) shall be subject to suit, levy, execution, attachment, or other enforcement procedure for the satisfaction of Contractor’s rights or remedies under or with respect to (a) this Agreement, (b) the relationship of Contractor and Owner hereunder, or (c) any other liability of Owner to Contractor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DENDREON CORPORATION		THE HENDERSON CORPORATION

By:	/s/ Mitchell Gold	By:	/s/ George W. Alston
Name:	Mitchell Gold	Name:	George W. Alston
Title:	CEO	Title:	Vice President

EXHIBIT “A”

LIST OF CONSTRUCTION DOCUMENTS

[Intentionally Omitted]

EXHIBIT “B”

FORM OF TRADE CONTRACT APPROVAL LETTER

[Intentionally Omitted]

EXHIBIT “C”

GENERAL CONDITIONS WORK ITEMS

[Intentionally Omitted]

EXHIBIT “D”

SCOPE OF WORK

[Intentionally Omitted]

EXHIBIT “E”

INSURANCE

1.	Contractor shall purchase and maintain, as Reimbursable Expenses, the following insurances as will protect it, Owner, and its respective officers, directors, shareholders, affiliates, partners, agents and employees from the claims set forth below which may arise out of or as a result of the Contractor’s obligations under this Agreement (whether such obligations be performed by it or by anyone directly or indirectly employed by it, or by anyone whose acts it may be liable for):

1.1	Worker’s Compensation/Employer’s Liability/Disability.

(i)	Claims under Worker’s Compensation, Disability Benefits and other similar employee benefit acts which are applicable to the services to be performed by Contractor.

(ii)	Claims for damages because of bodily injury, occupational sickness or disease, or death of Contractor’s employees under any applicable employer’s liability law in an amount not less than $1,000,000.

1.2	Comprehensive Automobile Liability

(i)	Claims for damages because of Bodily Injury or Death of any person or property damage arising out of ownership, maintenance or use of any motor vehicle in an amount not less than $1,000,000 Combined Single Limit.

(ii)	Above to include Employer’s Non-Owned and Hired Car Coverage.

1.3	Commercial General Liability

(i)	Claims for damages due to bodily injury or death of any person other than its employees.

(ii)	Claims for damages other than to the Work itself, due to injury to, or destruction of, tangible property, including loss of use therefrom.

(iii)	Written on an occurrence form with limits of $1,000,000 combined single limit each occurrence and $2,000,000 for the aggregate of all occurrences within each policy year.

Including, but not limited to:

Comprehensive Form, Premises - Operation, Explosion, Collapse, Underground Hazard, Products/Completed Operations Hazard (two (2) year’s extension beyond completion of project), Blanket Contractual Coverage (including coverage for the Indemnity Clauses provided under this Agreement), Broad Form Property damage, Independent Contractors, Personal Injury (employees exclusion deleted).

1.4	Excess (Umbrella) Liability.

With total limits of $25,000,000 each occurrence and in the aggregate in excess of the above noted insurances.

2.	The insurances enumerated in Sections 1.1 through 1.4, inclusive, shall, without liability on the part of Owner, include the following:

(i)	Endorsement as Additional Insureds: Owner, their respective partners, members, directors, officers, employees, agents and representatives.

(ii)	Thirty (30) Day Prior Notice of Cancellation to each additional insured.

3.	Contractor shall before the commencement of any provision of this Agreement file certificates with Owner as outlined to show existence of such insurance, which insurance shall be subject to Owner’s approval as to the adequacy of protection and compliance with this Agreement and the satisfactory character of the Insurer.

Such insurance shall be placed with reputable insurance companies licensed to do business in the State of New Jersey with a minimum Best’s rating of “A-VIII”.

4.	Any type of insurance or any increase of its limits of liability not described above which the Contractor requires for its own protection or required by statute shall be its own responsibility and at its own expense.

5.	The carrying of the insurance described shall in no way be interpreted as relieving the Contractor of any responsibility or liability under this Agreement. In the event Contractor fails to maintain the coverages or limits as required herein, Owner may affect such insurance as an agent of Contractor. Any premiums paid therefore, by Owner to affect such coverage shall be payable by Contractor or offset by or against the fees herein provided or payable to Contractor.

6.	Unless otherwise provided, the Owner shall purchase and maintain property insurance upon the entire Work at the Project Site to the full insurable value thereof This insurance shall include the interest of Owner and Contractor (and all Trade Contractors) in the Work and shall insure against fire and other perils and shall include “all risks” insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief, it being expressly understood, however, that this insurance shall exclude tools, equipment, supplies and other similar personal effects owned or rented by Contractor or any Trade Contractor. Owner shall be responsible for the deductible.

7.	Any loss insured under Paragraph 6 is to be adjusted with Owner and made payable to Owner as trustee for the insureds, as their interests may appear, subject to the requirements of any mortgagee clause.

8.	Owner and Contractor waive all subrogation rights against each other for damages caused by fire or other perils to the extent covered by insurance obtained pursuant to this Exhibit “E” or any other property insurance applicable to the Work (including property insurance, if any, carried by Contractor to insure tools, equipment, supplies and other personal effects owned or rented by Contractor or any Trade Contractors) except such rights as they may have to be proceeds of such insurance held by Owner as trustee. Construction Manger shall require similar waivers in favor of Owner and Contractor by Trade Contractors and sub-trade contractors.

EXHIBIT “F”

FORM OF PERFORMANCE AND PAYMENT BONDS

[Intentionally Omitted]

EXHIBIT “G”

Classifications of Personnel and Services

[Intentionally Omitted]

EXHIBIT “H”

[Intentionally Omitted]

EXHIBIT “I”

SCHEDULE OF THE WORK

[Intentionally Omitted]

EXHIBIT “J”

PRELIMINARY GUARANTEED MAXIMUM PRICE

[Intentionally Omitted]